Exhibit 10.1

Execution Version

FIFTH AMENDMENT to CREDIT AND GUARANTY AGREEMENT

This FIFTH AMENDMENT to CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is made as of November 18, 2025, by and among EOS ENERGY ENTERPRISES, INC., a Delaware corporation, as borrower (the “Borrower”) and grantor, the guarantors and other grantors party hereto, the Lenders party hereto, and CERBERUS US SERVICING, LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”, together with the Administrative Agent, the “Agent”).

RECITALS:

WHEREAS, the Borrower, the other Credit Parties, the Agent and Lenders are party to that certain Credit and Guaranty Agreement, dated as of June 21, 2024 (as amended by the First Omnibus Amendment to Credit Documents, dated as of November 26, 2024, as further amended by the First Amendment to Credit and Guaranty Agreement, dated as of April 30, 2025, as further amended by the Second Amendment to Credit and Guaranty Agreement, dated as of May 28, 2025, as further amended by that Third Amendment to Credit and Guaranty Agreement, dated as of May 29, 2025, as further amended by that Fourth Amendment to Credit and Guaranty Agreement, dated as of July 29, 2025, and as further amended, amended and restated, supplemented, extended, refinanced and/or otherwise modified and in effect prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Agreement, the “Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement).

WHEREAS, the Borrower has requested that the Lenders and the Agent agree to make certain amendments to the Existing Credit Agreement.

WHEREAS, the Borrower, the Lenders and the Agent have so agreed on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Amendment to the Credit Agreement. Effective as of the Fifth Amendment Effective Date (defined below):

(a) The Existing Credit Agreement is hereby amended (a) to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text), in each case, as set forth in the marked pages of the Credit Agreement attached as Exhibit A hereto and made a part hereof; and

2. Conditions to Effectiveness. This Agreement shall become effective on the date (the “Fifth Amendment Effective Date”) upon which all of the following conditions precedent shall have been satisfied or waived in the sole discretion of the Agent:

(a) Executed Agreements. The Administrative Agent shall have received (i) counterparts of this Agreement duly executed by each Credit Party, each Lender and the Agent and (ii) a copy of that certain Limited Consent, dated as of the date hereof, between the DOE and the Borrower, executed in connection with the DOE Guarantee Agreement and other Financing Documents (as defined therein), in form and substance satisfactory to the Agent in its sole discretion, duly executed by Borrower and DOE.

(b) No Defaults. No Default, Event of Default or Event of Loss shall have occurred and be continuing as of the Fifth Amendment Effective Date.

(c) Fees. Borrower shall have paid all reasonable fees, costs and expenses of the Agents and the Lenders party hereto incurred on or prior to the Fifth Amendment Effective Date, including, without limitation, all reasonable legal fees and expenses of Cooley LLP, counsel to Administrative Agent.

(d) Representations and Warranties. Each of the representations and warranties made (or deemed to be made) by any Borrower in any Loan Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

3. Representations and Warranties. Each Credit Party hereby represents and warrants as follows:

(a) Authority. Each Credit Party has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and under the Credit Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Credit Party of this Agreement have been duly approved by all necessary corporate or limited liability company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Credit Party. No other corporate or limited liability company proceedings are necessary to consummate such transactions.

(b) Enforceability. This Agreement has been duly executed and delivered by the Credit Parties. This Agreement and each Credit Document (as amended or modified hereby) is the legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms, and is in full force and effect.

(c) Representations and Warranties. The representations and warranties made the Credit Parties contained in each Credit Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(d) No Default. No event has occurred and is continuing that constitutes a Default or Event of Default as of the date hereof or would result from the execution and delivery of this Agreement.

4. Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the “Credit Agreement” in the Credit Document shall mean and be a reference to the “Credit Agreement” (as defined herein).

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(b) The Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. Each Credit Party hereby (i) agrees that, except as specifically provided herein, this Agreement and the transactions contemplated hereby shall not limit or diminish the obligations of the Credit Parties arising under or pursuant to the Credit Agreement or the other Credit Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement and each and every other Credit Document to which it is a party and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent pursuant to any of the Credit Documents and all filings made with any Governmental Authority in connection with such Liens. Without in any way limiting the foregoing, this Agreement shall not constitute a novation of the Credit Documents or any Obligations.

(c) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders (including in connection with any Default or Event of Default), nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith (or any Default or Event of Default thereunder).

(d) This Agreement is a Credit Document.

5. Release. Each Credit Party hereby remises, releases, acquits, satisfies and forever discharges Agent, the Lenders and their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of Agent or the Lenders (collectively, “Releasees”), of and from any and all manner of actions, causes of action, suits, damages, claims and demands, in each case, that as of the date hereof are known or reasonably should be known to such Credit Party, in law or in equity, which such Credit Party ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against any Releasees in connection with the Credit Agreement or the other Credit Documents, including, but not limited to, the rights to contest (i) the right of Agent and each Lender to exercise its rights and remedies described in the Credit Agreement and the other Credit Agreement Documents, (ii) any provision of the Credit Agreement or the other Credit Documents or (iii) any conduct of Agent, the Lenders or other Releasees relating to or arising out of the Credit Agreement or the other Credit Documents on or prior to the date hereof.

6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with and governed by the law of the State of New York. Sections 10.15 (Consent to Jurisdiction) and 10.16 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

7. Expenses; Headings; Counterparts; Electronic Execution. Sections 10.2 (Expenses), 10.13 (Headings), 10.19 (Counterparts) and 10.25 (Electronic Execution of Assignments and Credit Documents) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

CREDIT PARTIES:	EOS ENERGY ENTERPRISES, INC.

	By:	/s/ Joe Mastrangelo
		Name:	Joe Mastrangelo
		Title:	Chief Executive Officer

EOS ENERGY ENTERPRISES INTERMEDIATE HOLDINGS, LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	President

EOS ENERGY STORAGE LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	Chief Executive Officer and President

EOS SERVICES LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	President

HI-POWER, LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	Chief Executive Officer and President

EOS INGENUITY LAB, LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	President

EOS ENTERPRISE HOLDINGS, LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	President

EOS ENERGY TECHNOLOGY HOLDINGS, LLC

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	President

Fifth Amendment to Credit and Guaranty Agreement

AGENTS AND LENDERS:

CERBERUS US SERVICING, LLC, as Administrative Agent and Collateral Agent

	By:	/s/ Alexander D. Benjamin
		Name:	Alexander D. Benjamin
		Title:	Authorized Signatory

CCM DENALI DEBT HOLDINGS, LP, as a Lender

By:	/s/ Alexander D. Benjamin
	Name:	Alexander D. Benjamin
Title:

Fifth Amendment to Credit and Guaranty Agreement

Exhibit A

Conformed Credit Agreement

[Attached]

Exhibit A to Fifth Amendment

to Credit and Guaranty Agreement

CREDIT AND GUARANTY AGREEMENT

dated as of June 21, 2024

among

EOS ENERGY ENTERPRISES, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO,

VARIOUS LENDERS,

and

CERBERUS US SERVICING, LLC,
as Administrative Agent and Collateral Agent

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Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

APPENDICES:	A	Commitments
	B	Notice Information
	C-1	CapEx Required Amount – Lines 1 and 2
	C-2	CapEx Required Amount – Lines 1 through 4
	D-1	Minimum Consolidated EBITDA – Lines 1 and 2
	D-2	Minimum Consolidated EBITDA – Lines 1 through 4
	E-1	Minimum Consolidated Revenue – Lines 1 and 2
	E-2	Minimum Consolidated Revenue – Lines 1 through 4

SCHEDULES:	1.1	Milestone Schedule
	1.2	Initial Advisors
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.4	Consents
	4.10	Adverse Proceedings, etc.
	4.11	Contested Taxes
	4.12	Real Estate
	4.15	Material Contracts
	4.18(d)	Workplace Safety Claims
	4.24(a)(i)	Registered IP
	4.24(a)(ii)	Intellectual Property Licenses
	4.24(d)	Source Code
	5.17	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A	Borrowing Request
	B	Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G-1	U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
	G-2	U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
	G-3	U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
	G-4	U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
	H	CapEx Budget

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This CREDIT AND GUARANTY AGREEMENT, dated as of June 21, 2024, is entered into by and among EOS ENERGY ENTERPRISES, INC., a Delaware corporation, as borrower (“Borrower”), the Guarantors party hereto from time to time, the Lenders party hereto from time to time, and CERBERUS US SERVICING, LLC (as successor to CCM DENALI DEBT HOLDINGS, LP), as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and Collateral Agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof.

WHEREAS, Lenders have agreed to extend to Borrower a (a) multi-draw term loan facility in an aggregate amount of up to Two Hundred Ten Million Five Hundred Thousand Dollars ($210,500,000) and (b) revolving credit facility (in the Lenders’ sole discretion) in an aggregate amount of up to One Hundred Five Million Dollars ($105,000,000), in each case, subject to the terms and conditions set forth herein, including use of proceeds in accordance with Section 2.3 hereof.

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“6.75% Notes” means has the meaning assigned to it in the definition of Convertible Notes.

“13-Week Forecast” means a 13-week cash flow forecast of receipts and disbursements and Loans for the period from the Closing Date or such other period as required pursuant to Section 5.1(j), setting forth projected cash flows, Loans and disbursements, based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the acquisition by any Credit Party or any of its Subsidiaries, whether by purchase, merger, consolidation or otherwise, of all or substantially all of the assets, all of the Capital Stock, or a business line or unit or division, of any Person.

“Additional Convertible Notes” means the convertible notes issued on or about the Fifth Amendment Effective Date and which shall be consistent with the following: (A) the convertible notes shall be non-amortizing convertible senior unsecured notes with a tenor of not less than five (5) years and ranking substantially the same as the 6.75% Notes; (B) cash interest payments under the convertible notes shall be made semiannually and the convertible notes shall be convertible at the option of holders thereof upon satisfaction of certain conditions, into cash, shares of the Borrower’s common stock, or a combination thereof (as elected by the Borrower); (C) the convertible notes shall have no meaningful covenants other than a customary merger covenant and a requirement for the Borrower to offer to repurchase the convertible notes upon the occurrence of certain customary fundamental changes.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent Advances” has the meaning specified in Section 9.9(d) hereof.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person (it being understood and agreed that the chief executive officers and co-chief executive officers of each Credit Party and of each of its Subsidiaries shall constitute “Affiliates” of each Credit Party). For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5.0%) or more of the Securities having ordinary voting power for the election of directors, managing members, managers or general partners of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary contained herein, neither Administrative Agent, Collateral Agent, any Lender nor any of their respective Affiliates shall be deemed to be an Affiliate of any Credit Party.

“Affiliate Transaction” has the meaning specified in Section 6.12.

“AFG Indenture” means that certain Indenture, dated as of May 25, 2023, between Borrower, as issuer, and Wilmington Trust, National Association, as trustee.

“Agent” means each of Administrative Agent and Collateral Agent.

“Agent Affiliates” has the meaning specified in Section 10.1(b)(iii).

“Aggregate Amounts Due” has the meaning specified in Section 2.13.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of June 21, 2024.

“Annual Plan” has the meaning specified in Section 5.1(j).

“Anti-Corruption and Anti-Bribery Laws” means, with respect to any Person, all laws of any jurisdiction applicable to such Person from time to time concerning or relating to bribery, corruption or kickbacks, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010 and any similar laws.

“Anti-Money Laundering Laws” means any and all laws, judgments, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties of any jurisdiction applicable to any Credit Party or any of its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the United Kingdom Money Laundering Regulations of 2017, and the United Kingdom Proceeds of Crime Act 2002, the United Kingdom Terrorism Act of 2000 and 2006 (as amended by the United Kingdom Anti-Terrorism Crime and Security Act 2001).

“Applicable Percentage” means (a) upon the making of the Initial Term Loan B, nineteen and nine tenths percent (19.9%) of the Fully Diluted Ownership of Borrower (of which eleven and forty-five hundredths percent (11.45%) shall consist of Warrants, and eight and forty-five hundredths percent (8.45%) shall consist of Preferred Stock), (b) upon the making of the Tranche 1 Term Loan, an additional four and nine tenths percent (4.9%) of the Fully Diluted Ownership of Borrower, which shall consist entirely of Preferred Stock (and, when combined with prior Borrowings, twenty-four and eight tenths percent (24.8%) of the Fully Diluted Ownership of Borrower), (c) upon the making of the Tranche 2 Term Loan, an additional six and one tenths percent (6.1%) of the Fully Diluted Ownership of Borrower, which shall consist entirely of Preferred Stock (and, when combined with prior Borrowings, thirty and nine tenths percent (30.9%) of the Fully Diluted Ownership of Borrower) and (d) upon the making of the Tranche 3 Term Loan, an additional two and one tenths percent (2.1%) of the Fully Diluted Ownership of Borrower, which shall consist entirely of Preferred Stock (and, when combined with prior Borrowings, thirty-three and zero tenths percent (33.0%) of the Fully Diluted Ownership of Borrower); provided that the Applicable Percentage shall be subject to increase or decrease as set forth in the Milestone Schedule.

“Applicable Period” is as set out in the table in Section 2.5(a).

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein that is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a)(i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) any Person (other than an individual) or any Affiliate of a Person (other than an individual) that administers or manages a Lender or an Affiliate of a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, sub-license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party’s or any Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock owned by any Credit Party or Subsidiary, and excluding inventory sold or leased in the ordinary course of business or the Convertible Notes and the Equity Instruments. For purposes of clarification, “Asset Sale” shall include (a) any license or sub-license (as licensor or sub-licensor) of Intellectual Property (other than non-exclusive licenses or sub-licenses granted in the ordinary course of business), (b) the sale or other disposition for value of any contracts, (c) the early termination or modification of any contract resulting in the receipt by any Credit Party or Subsidiary of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Credit Party or Subsidiary. For the avoidance of doubt, Asset Sale shall not include any sale of inventory by any Credit Party or Subsidiary, including, without limitation, any batteries produced and sold in the ordinary course of business.

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Atlas Facility” means that certain Senior Secured Term Loan Credit Agreement, dated as of July 29, 2022, by and among Borrower, ACP Post Oak Credit I LLC, as lender, administrative agent and collateral agent and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Atlas Side Letter” means that certain Insurance Letter Agreement entered into on or prior to the date hereof by and among Borrower and certain credit support providers party thereto.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman (or equivalent) of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, controller or treasurer (or the equivalent thereof) of such Person.

“Availability Period” means, solely to the extent that each tranche of Term Loans set forth in Section 2.1(a) have been drawn in full and the Lenders’ have elected in their sole discretion to make the Revolving Loan available to Borrower, the period from and including June 21, 2026, on which to but excluding the earlier of: (i) the Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Banyan PTC Purchase Agreement” means that certain Tax Credit Purchase Agreement, dated as of April 22, 2024, between Borrower and Banyan Software, Inc. (“Banyan”), pursuant to which Borrower agreed to sell and transfer to Banyan all Production Tax Credits eligible to be claimed by Borrower for the 2023 calendar year, as in effect on the Closing Date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Limit” prior to receiving the Requisite Stockholder Approval means a number of shares equal to 19.99% of the outstanding shares of common stock of Borrower as of the initial Borrowing Date and after receiving the Requisite Stockholder Approval has the meaning specified in the Securities Purchase Agreement for a “Beneficial Ownership Limitation”.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent and Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means each borrowing of any Loan hereunder.

“Borrowing Date” means the funding date of any Borrowing.

“Borrowing Request” means a written request by Borrower for a Borrowing delivered to Administrative Agent in accordance with Section 2.1(c), which shall be substantially in the form attached hereto as Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“CapEx Budget” means the budget in the form of the CapEx Budget attached hereto as Exhibit H, as such budget may be replaced from time to time upon written mutual agreement by Borrower and the Administrative Agent in their respective sole discretion.

“CapEx Required Amount” has the meaning specified in Section 6.3.

“Capital Expenditures” shall mean any expenditure or commitment to expend money for any lease, purchase or other acquisition of any asset (including capitalized leasehold improvements) or any additions, improvements, repairs, improvements or other capitalized costs or expenditure, which would be classified as a fixed or capital asset on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) by that Person, as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that any Indebtedness with conversion rights into capital stock of any Person shall not be deemed to be Capital Stock.

“Capitalized Interest” has the meaning specified in Section 2.5(d).

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Borrower and its Subsidiaries.

“Cash Equivalents” means, as of any date of determination, any of the following to the extent owned by a Credit Party free and clean of all Liens other than Permitted Liens: (a) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (b) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (c) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by Collateral described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (d) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof; and (e) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P.

“Cerberus” means Cerberus Capital Management, L.P. and its Affiliates, and/or certain funds, accounts or clients managed, advised or sub-advised by Cerberus Capital Management, L.P. or its Affiliates (in each case, together with their respective successors and assigns), as the context may require.

“Certificates of Designation” means, collectively, each Certificate of Designation duly adopted by the Board of Directors of Borrower in connection with the issuance of each series of Preferred Stock issued in order to satisfy the terms and conditions of the Credit Documents, which sets forth the preferences, conversion or other rights (as applicable), voting powers, restrictions, qualifications and terms and conditions of such series of Preferred Stock.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following: (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than twenty five percent (25%) of the aggregate outstanding voting or economic power of the Capital Stock of Borrower; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Borrower (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority of the directors of Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of Borrower; (c) Borrower shall cease to own and control, beneficially and of record, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock of each of its Subsidiaries, except where such failure occurs as a result of a transaction or circumstance expressly permitted by the Credit Documents; or (d) a “change of control”, “fundamental change” or any comparable term or provision under or with respect to (i) any of the Capital Stock of any Credit Party or any of its Subsidiaries, (ii) the DOE Obligations (including, without limitation, the DOE Loan Documents) or (iii) any Indebtedness of any Credit Party or any of its Subsidiaries the commitments or principal amount of which exceeds One Million Dollars ($1,000,000); provided, that any transaction or series of transactions with respect to the Capital Stock of Borrower undertaken by Cerberus or any of its Affiliates that results in a “change of control”, “fundamental change” or any comparable term or provision shall not give rise to a Change of Control under this clause (d) solely as a result of such transaction or series of transactions.

“Closing Date” means the date on which all of the requirements set forth in Section 3.1 shall have been satisfied or waived in accordance with Section 10.5.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including, without limitation, Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, including, without limitation, each Project Account other than the DOE Funding Account.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages, the Foreign Collateral Documents (if any), the Control Agreements, Material Contract Estoppel (if any), the Direct Agreements, the Project IP Agreements, the Mortgaged Leases, any other leasehold mortgage (if any) and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations in each case, as and when entered into by the applicable Credit Parties.

“Commitment” means any Term Loan Commitment and any Revolving Commitment (whether or not such Revolving Commitment is provided on a committed basis).

“Company Data” means all data contained in the systems, databases, files or other records of any Credit Party or any of its Subsidiaries and all other information and data compilations used by any Credit Party or any of its Subsidiaries, whether or not in electronic form, including Personal Data.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Commission Payments” has the meaning specified in Section 4.31.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to:

(a) Consolidated Net Income,

plus

(b) the sum, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, of the following:

(i) Consolidated Interest Expense,

(ii) provisions for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest with respect thereto, and state taxes in lieu of business fees and payroll taxes,

(iii) total depreciation expense,

(iv) total amortization expense,

(v) non-cash expenses reducing Consolidated Net Income that do not represent a cash item in such period or any future period, including, without limitation, any non-cash expense relating to the vesting of warrants and any stock option and other equity-based compensation expenses (including restricted stock awards),

(vi) non-recurring expenses reducing Consolidated Net Income that have been approved in writing by the Administrative Agent in its reasonable discretion, and

(vii)  losses arising from the settlement of any Hedging Transactions entered into pursuant to a Permitted Hedging Agreement or attributable to the movement in mark-to-market valuation of the same,

minus

(c) the sum, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, of the following:

(i) interest income,

(ii) non-cash income or gains that do not represent a cash item in such period or any future period, and

(iii) gains arising from the settlement of any Hedging Transactions entered into pursuant to a Permitted Hedging Agreement or attributable to the movement in mark-to-market valuation of the same.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest (including any Capitalized Interest)) of Borrower and its wholly-owned Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Borrower and its Subsidiaries (provided that for purposes of including the value of any Production Tax Credits, only net cash amounts received during such period from the monetization of any such Production Tax Credits pursuant to a Permitted Tax Credit Transaction shall be included in this definition of Consolidated Net Income) on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (to the extent included in net income (or loss) for such period) (b) the sum of (i) the income (or loss) of any Person (other than a wholly-owned Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest except to the extent that any such income is actually received in Cash by Borrower or such Subsidiary by reason of dividends or similar distributions during such period, plus (ii) the income of any Subsidiary of Borrower (other than a Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iii) any gains or losses attributable to Asset Sales (to the extent expressly permitted hereunder) or returned surplus assets of any Pension Plan.

“Consolidated Revenue” means, for any period, the revenue of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a) for the purchase, payment or discharge of any such primary obligation;

(b) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make, take or pay or similar payments;

(c) to advance or supply funds;

(d) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments); provided that: (i) the term “Contingent Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning specified in Section 7.2.

“Control Agreement” means (a) with respect to any Deposit Account, an agreement in form and substance satisfactory to Collateral Agent in its sole discretion, among Collateral Agent, the financial institution or other Person at which such Deposit Account is maintained and the Credit Party maintaining such account, effective for Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such account and (b) with respect to any Securities Account, an agreement in form and substance satisfactory to Collateral Agent in its sole discretion, among Collateral Agent, the Securities Intermediary with which the applicable entitlement or contract is carried and the Credit Party owning such entitlement or contract, that is effective for the Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 under the UCC) of such account.

“Controlled Account” means (a) any Deposit Account maintained by a Credit Party that is the subject of an effective Control Agreement and in which Collateral Agent has a First Priority Lien (including, for the avoidance of doubt, all monies on deposit in, or credited to, any such Deposit Account and all certificates and instruments, if any, representing or evidencing any such Deposit Account) and (b) any Securities Account that is the subject of an effective Control Agreement that is maintained by a Credit Party with a Securities Intermediary and in which Collateral Agent has a First Priority Lien (including all Financial Assets held in such Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein).

“Convertible Note Maturity Date” means, with respect to any Convertible Note or any Specified Refinancing Indebtedness, the earliest of the maturity date (or equivalent term) and the date on which any such Convertible Note or Specified Refinancing Indebtedness, as applicable, may be redeemed, repurchased, converted, or exchanged in satisfaction of the obligations thereof, in each case, other than any such date that Borrower (at its option) is expressly permitted to satisfy its obligations thereunder solely by the issuance of Borrower’s common stock.

“Convertible Notes” means, collectively, those certain (a) the convertible promissory notes issued by Borrower pursuant to that certain Indenture, dated as of April 7, 2022, by and between Borrower, as issuer, and Wilmington Trust, National Association, as trustee; (b) the convertible promissory notes issued by Borrower pursuant to that certain Indenture, dated as of May 25, 2023, by and between Borrower, as issuer, and Wilmington Trust, National Association, as trustee; (c) convertible promissory notes made by Borrower in favor of Wood River Capital, LLC, and issued pursuant to the Koch Indenture, such Koch Indenture as contemplated by the terms of that certain Investment Agreement dated as of July 6, 2021, between Borrower and Spring Creek Capital, LLC, an affiliate of Wood River Capital, LLC, both wholly-owned, indirect subsidiaries of Koch Industries, Inc., as such convertible promissory notes may be reissued, divided and increased, any increases limited to the addition of interest “paid in kind” under the terms of the Koch Indenture (such notes under this clause (c), as may be refinanced or replaced in accordance with this Agreement (excluding any notes issued in connection with a Specified Refinancing Transaction), the “Koch Convertible Notes”); (d) convertible promissory notes made by Borrower in favor of Great American Insurance Company, Denman Street LLC, John B. Barding Irrevocable Children’s Trust, Ardsley Partners Renewable Energy Fund, L.P., CCI SPV III, LP and AE Convert, LLC, and issued pursuant to the AFG Indenture, such AFG Indenture as contemplated by the terms of that certain Investment Agreement dated as of January 18, 2023, between Borrower and the purchasers party thereto, as such convertible promissory notes may be reissued, divided and increased, any increases limited to the addition of interest “paid in kind” under the terms of the AFG Indenture, in each case, as may be refinanced or replaced in accordance with this Agreement (the “AFG Notes”); (e) the 6.75% Convertible Senior Notes due 2030 issued by Borrower pursuant to that certain Indenture, dated as of June 3, 2025 by and between Borrower, as issuer, and Wilmington Trust, National Association, as trustee (the “6.75% Notes”); and (f) the Additional Convertible Notes (once issued)

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.10 or Section 5.12(b).

“Credit Documents” means, collectively, any of this Agreement, the Notes, if any, each Guaranty, the Collateral Documents, the Fee Letter, each Perfection Certificate, each Borrowing Request, each Equity Document, each Equity Instrument, the First Omnibus Amendment, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Intercreditor Agreement and all other documents, instruments or agreements signed and delivered by or on behalf of a Credit Party in connection herewith.

“Credit Party” means Borrower and each Subsidiary of Borrower that is a Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, dissolution, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding up reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition, event or circumstance that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.6.

“Defaulting Lender” means, subject to Section 2.16, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to Borrower and each Lender.

“Delayed Draw Term Loans” shall mean, collectively, the Tranche 1 Term Loan, Tranche 2 Term Loan and Tranche 3 Term Loan.

“Deposit Account” means (a) all “deposit accounts” as defined in Article 9 of the UCC and (b) all of the accounts listed on Schedule 4 to the Pledge and Security Agreement under the heading “Deposit Accounts” (as such Schedule may be amended or supplemented from time to time in accordance with the Pledge and Security Agreement).

“Designated Advisor” means, collectively, (a) the Initial Advisors and (b) other third party financial advisors, independent engineers, insurance consultants, market consultants, environmental consultants, legal counsel, industry experts and any other advisor, agent, specialist, counsel or consultant from time to time required by the Administrative Agent to be retained by Borrower or a Subsidiary pursuant to Section 5.7(b), including, without limitation, any other advisor engaged on or prior to the Closing Date.

“Direct Agreement” means each direct agreement entered into between a Major Project Participant (as defined in the DOE Guarantee Agreement) and the Collateral Agent in respect of each Major Project Document.

“Disqualified Capital Stock” means any Capital Stock issued by any Person that (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become subject to redemption or repurchase by such Person at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Capital Stock described in this definition, on or prior to, in the case of clause (a), (b) or (c), the date that is ninety-one (91) days after the Maturity Date; provided that the Equity Instruments shall not constitute Disqualified Capital Stock.

“DOE” means the United States Department of Energy, an agency of the United States of America, together with its successors and assigns.

“DOE Accounts Agreement” means that certain Collateral Agency and Accounts Agreement, dated as of November 26, 2024, by and among Borrower, DOE and the DOE Collateral Agent, as account bank.

“DOE Collateral Agent” means Citibank, N.A., in its capacity as collateral agent for the benefit of the DOE Secured Parties, or any successor collateral agent appointed from time to time pursuant to the DOE Accounts Agreement.

“DOE Funding Account” has the meaning ascribed to such term in the DOE Accounts Agreement.

“DOE Guarantee Agreement” means that certain Loan Guarantee Agreement, dated as of November 26, 2024, by and among the Credit Parties and DOE, in each case, as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“DOE Loan” means the “Guaranteed Loan” as defined in the DOE Guarantee Agreement.

“DOE Loan Documents” means all “Financing Documents” as defined in the DOE Guarantee Agreement, in each case, as amended, restated, amended and restated, supplemented, refinanced or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“DOE Obligations” means the “Secured Obligations” as defined in the DOE Guarantee Agreement.

“DOE Secured Party” means each “Secured Party” as defined in the DOE Guarantee Agreement.

“Dollars” and “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Draw Period” has the meaning specified in the Milestone Schedule.

“ECF Percentage” means, with respect to the prepayment (if any) required by Section 2.10(e) for any Fiscal Year of Borrower, a percentage equal to (a) with respect to the amount of Excess Cash Flow (if any) that is equal to or less than One Hundred Million Dollars ($100,000,000) but greater than zero ($0) for such Fiscal Year, one hundred percent (100%) of such Excess Cash Flow, (b) with respect to the amount of Excess Cash Flow (if any) that is greater than One Hundred Million Dollars ($100,000,000) and equal to or less than Two Hundred Million Dollars ($200,000,000) for such Fiscal Year, seventy-five percent (75%) of such Excess Cash Flow; (c) with respect to the amount of Excess Cash Flow (if any) that is greater than Two Hundred Million Dollars ($200,000,000) and equal to or less than Four Hundred Million Dollars ($400,000,000) for such Fiscal Year, fifty percent (50%) of such Excess Cash Flow; and (d) with respect to all amounts of Excess Cash Flow (if any) greater than Four Hundred Million Dollars ($400,000,000) for such Fiscal Year, twenty-five percent (25%) of such Excess Cash Flow.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.6(b)(iv), 10.6(b)(v), and 10.6(b)(vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Employee Benefit Plan” means (A) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case, that is or was sponsored, maintained or contributed to by, or required to be contributed by, any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has or would reasonably be expected to have any liability, contingent or otherwise.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all federal, state, local or foreign statutes, laws, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equity Documents” means, collectively, any of the Warrants, the Certificates of Designation and the Securities Purchase Agreement.

“Equity Instruments” means any Warrant (including the common stock issuable upon exercise under each Warrant) and any Preferred Stock issued from time to time by Borrower, in each case, pursuant to the Securities Purchase Agreement.

“Equity Instruments Coverage Condition” means, with respect to each Borrowing of Term Loans and each achievement or failure to achieve any milestone set forth in the Milestone Schedule resulting in an adjustment to the Applicable Percentage, that (a) the Fully Diluted Ownership of Borrower represented by the Warrants issued through and including the date of any Borrowing, shall be equal to not less than the Applicable Percentage; provided that such Warrants shall be subject to the Beneficial Ownership Limit and, prior to receiving the Requisite Stockholder Approval, on a non-fully diluted basis and (b) such shares of Preferred Stock as are necessary to satisfy the Applicable Percentage to the extent that the issuance of Warrants is limited by application of the Beneficial Ownership Limit; provided that, (i) prior to receiving the Requisite Stockholder Approval, only Series A Preferred Stock of Borrower shall be issued in order to satisfy the Applicable Percentage and (ii) after receiving the Requisite Stockholder Approval, Series B Preferred Stock of Borrower shall be issued in order to satisfy the Applicable Percentage.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated and rulings issued thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for purposes of Section 412 of the Internal Revenue Code or Section 302 of ERISA any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Credit Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (e) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (f) the withdrawal or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Credit Party, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, on any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates or the imposition of a Lien in favor of the PBGC under Title IV of ERISA; (i) the withdrawal of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; or (k) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of its Subsidiaries is a “disqualified person” or a “party of interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in a Material Adverse Effect.

“Erroneous Payment” has the meaning specified in Section 9.9(e).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.11(c)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.11(c)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.1.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project or Collateral, or any other event that causes any portion of the Project or the Collateral to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Excess Cash Flow” means, with respect to any Fiscal Year of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP the result, if positive, of:

(a) Consolidated EBITDA,

minus

(b) the sum, without duplication, of the following:

(i) all cash Consolidated Interest Expenses (including, without limitation, all fees and expenses) added back in the calculation of Consolidated EBITDA during such period;

(ii)  all principal payments of Indebtedness of Borrower or any of its Subsidiaries during such period (other than any voluntary prepayments of the Loans hereunder and any voluntary prepayments of the DOE Loan under the DOE Guarantee Agreement), in each case of the foregoing, to the extent permitted hereunder and not financed by the issuance of Indebtedness or Capital Stock not otherwise permitted hereunder; and

(iii)  the amount of taxes paid in cash by Borrower or its Subsidiaries and added back in the calculation of Consolidated EBITDA during such period. Notwithstanding the foregoing, Excess Cash Flow shall not be less than zero Dollars ($0).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any Cash or other amounts or receipts received by, or paid to, on behalf of or on account of the any Credit Party or any of its Subsidiaries, not in the ordinary course of business (and not consisting of proceeds and other amounts required to be applied as a mandatory prepayment under Section 2.10(a), (b), (c), (e) or (f) hereof), including (a) indemnification payments; (b) any cash or other receipts in the nature of indemnification payments under or in respect of any acquisition documentation or any related documentation; (c) any judgment or settlement proceeds, or other consideration of any kind received in connection with any cause of action or proceeding or any legal or equitable claim after payment of all out of pocket fees and expenses actually paid or payable by any Credit Party or any of its Subsidiaries in connection with such judgments, settlements, or other proceedings resolution; (d) pension plan reversions; (e) any purchase price adjustment received in connection with any purchase agreement (excluding, however, any working capital adjustments made pursuant to such purchase agreement), and (f) cash received by or paid to or for the account of any Credit Party or any of its Subsidiaries in respect of cash receipts with respect to indemnity payments, payments from escrowed amounts, litigation proceeds, and other extraordinary receipts. Notwithstanding the forgoing, none of the following shall be considered Extraordinary Receipts: (i) Cash received in the form of a grant extended by a Governmental Authority; (ii) cash received from the Specified Refinancing Transaction; and (iii) net cash proceeds of the Additional Convertible Notes.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Subsidiaries.

“Fair Share” has the meaning specified in Section 7.2.

“Fair Share Contribution Amount” has the meaning specified in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation or official rules adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the second amended and restated letter agreement of date as of the Second Amendment Effective Date between Borrower and Administrative Agent, as the same may be amended, restated or amended and restated from time to time.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973 that is under the general supervision of the Secretary of Treasury, together with its successors and assigns.

“Fifth Amendment” means that certain Fifth Amendment to Credit and Guaranty Agreement, dated as of November 18, 2025, by and among the Administrative Agent, the Collateral Agent, the Lenders and the Credit Parties.

“Fifth Amendment Effective Date” has the meaning set forth in the Fifth Amendment.

“Financial Asset” has the meaning set forth in Article 8 of the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the applicable Person that such financial statements fairly present, in all material respects, the financial condition, on a consolidated basis, of the Person described in such financial statements as of the dates indicated and the results of such Person’s operations and cash flows, on a consolidated basis, for the periods indicated, subject to changes resulting from normal year-end adjustments.

“First Amendment” means the First Amendment to Credit and Guaranty Agreement, dated as of April 30, 2025, by and among the Administrative Agent and the Collateral Agent.

“First Amendment Effective Date” has the meaning set forth in the First Omnibus Amendment.

“First Omnibus Amendment” means that certain First Omnibus Amendment to Credit Documents, dated as of November 26, 2024, by and among the Administrative Agent, the Collateral Agent, the Lenders and the Credit Parties.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, such Lien is prior to all other Liens on such Collateral, subject to the Intercreditor Agreement and any Permitted Lien which is prior as a matter of law.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Collateral Documents” means any pledge, security or other collateral agreement pursuant to which the Capital Stock issued by, or the assets owned by, a Foreign Subsidiary are made subject to a Lien in favor of Collateral Agent for the benefit of the Secured Parties and is governed by the laws of the jurisdiction in which such Foreign Subsidiary is formed or where their assets are located, all of which shall be in form and substance satisfactory to Administrative Agent in its sole discretion.

“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment” means that certain Fourth Amendment to Credit and Guaranty Agreement, dated as of July 29, 2025, by and among the Administrative Agent, the Collateral Agent, the Lenders and the Credit Parties.

“Fourth Amendment Effective Date” has the meaning set forth in the Fourth Amendment.

“Fully Diluted Ownership” means, as of any time of determination thereof, the number of shares of common stock outstanding, together with the number of shares of common stock that securityholders have the right to acquire directly or indirectly from Borrower on account of outstanding securities convertible or otherwise exchangeable for common stock, whether or not any such right is currently exercisable; provided that, solely for purposes of calculating Fully Diluted Ownership as set forth herein, with respect to any shares of Preferred Stock issued pursuant to the requirements of this Agreement and the Securities Purchase Agreement that do not convert into shares of common stock by their terms, the number of shares of common stock represented by the liquidation value of such shares of preferred stock shall be considered the number of shares of common stock. For the avoidance of doubt, the calculation of Fully Diluted Ownership of Borrower for the purposes of determining the Applicable Percentage in connection with the making of a Term Loan or any increase or decrease as set forth in the Milestone Schedule shall include any securities being issued in connection with such Term Loan advance or adjustment set forth in the Milestone Schedule.

“Funding Guarantors” has the meaning specified in Section 7.2.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 7.2.

“Guarantor” means each Subsidiary of Borrower that is a party to this Agreement (as an original signatory or by joinder) or that otherwise executes and delivers a Guaranty.

“Guarantor Subsidiary” means each Subsidiary of Borrower that is a Guarantor.

“Guaranty” means the guaranty set forth in 7, each Counterpart Agreement and any other guaranty agreement, each in form and substance satisfactory to Administrative Agent in its sole discretion, pursuant to which a Subsidiary or any other Person guarantees payment and performance of all Obligations.

“Hazardous Materials” means any chemical, material or substance, that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Plan” means a plan to be provided by Borrower in form and substance satisfactory to Administrative Agent which may include hedging strategies and parameters of Borrower to protect against market movements in commodity prices and currency exchange risk with respect to the Project, but not for speculative purposes.

“Hedging Transaction” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Administrative Agent or any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) the audited financial statements of Borrower and its Subsidiaries, for the Fiscal Years ended December 31, 2022 and December 31, 2023, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (b) for the interim period from December 31, 2023 to the Closing Date, unaudited financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter ended March 31, 2024.

“Immaterial Foreign Subsidiary” means each of (a) Eos Energy Storage India Private Limited, (b) Eos Energy Storage S.R.L. and (c) any other Foreign Subsidiary approved in writing by Administrative Agent as an “Immaterial Foreign Subsidiary”; provided that the nature of such Foreign Subsidiaries’ business and the scope of their assets shall not change materially from what they were on the First Amendment Effective Date.

“Indebtedness” means, as applied to any Person, means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than ninety (90) days and obligations in respect of the funding of plans under ERISA), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise (including Contingent Obligations), of such Person in respect of letters of credit, banker’s acceptances or similar extensions of credit and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries, (g) all Guarantees by such Person of Indebtedness of others, (h) all Indebtedness of a third party secured by any Lien on any property or asset owned or held by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock or other preferred stock that is classified as indebtedness under GAAP of such Person, (j) all Off-Balance Sheet Liabilities, (k) all Hedging Obligations and (l) all obligations of such Person to redeem or purchase its preferred stock that are classified as indebtedness under GAAP; provided that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Borrowings available or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any of its Subsidiaries; or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary of a Credit Party, and regardless of whether any Indemnitee is a party thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitee Related Party” has the meaning specified in Section 9.7.

“Initial Advisors” means those advisors set forth on Schedule 1.2.

“Initial Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading Initial Commitment opposite such Lender’s name on Appendix A.

“Initial Term Loan” has the meaning specified in Section 2.1(a).

“Initial Term Loan A” has the meaning specified in Section 2.1(a).

“Initial Term Loan B” has the meaning specified in Section 2.1(a).

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and designs and all applications, registrations and renewals in connection therewith (e) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation) and internet domain names, (g) all other intellectual property and proprietary rights throughout the world, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) the right to sue for past, present, and future infringements or misappropriation of any of the foregoing, including to recover damages, (j) any rights or licenses to or from a third party in connection therewith and (k) without duplication of the foregoing, any Intellectual Property as defined in the DOE Guarantee Agreement.

“Intellectual Property Security Agreement” has the meaning specified in the Pledge and Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 26, 2024, by and among the Administrative Agent, Collateral Agent, DOE and DOE Collateral Agent, and acknowledged and agreed by the Credit Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Rate” has the meaning specified in Section 2.5(a).

“Intermediate Holdco” means Eos Energy Enterprises Intermediate Holdings, LLC, a Delaware limited liability company.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment” means, without duplication, (a) any direct or indirect purchase or other acquisition by any Person, or of a beneficial interest in, or otherwise holding, any Capital Stock, Securities or evidence of Indebtedness of any other Person; (b)  any direct or indirect deposit with, or advance, loan or any other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be deposited, advanced, lent or extended to, or guaranteed on behalf of, any other Person, (c) any Guarantee by any Person of any obligations of another Person and (d) any direct or indirect acquisition of any similar property, right or interest of or in any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuance Proceeds” means any proceeds from any incurrence or issuance of any Indebtedness (other than Indebtedness expressly permitted under Section 6.1 hereof), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to any Person that is not an Affiliate of any Credit Party, including reasonable legal fees and expenses.

“Koch Convertible Notes” has the meaning ascribed to such term in “Convertible Notes”.

“Koch Indenture” means that certain Indenture, dated as of April 7, 2022, between Borrower, as issuer, and Wilmington Trust, National Association, as trustee.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (a) any lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (c) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lines 3 and 4 Commencement Date” has the meaning given to such term in the DOE Guarantee Agreement.

“Liquidity” means, on any date of determination, the sum of all Cash and Cash Equivalents (other than any Restricted Cash) owned by any Credit Party and held in a Controlled Account maintained by a branch office of the depository bank or securities intermediary located within the United States that is subject to a First Priority Lien in favor of Collateral Agent on the date of determination.

“Liquidity Trigger Date” means the earliest to occur of (a) the date on which the Term Loan is disbursed in full, (b) the first date on which any Indebtedness is incurred under the DOE Guarantee Agreement, and (c) Borrower having achieved Consolidated EBITDA for the most recent Fiscal Quarter for which Borrower shall have delivered (or was required to deliver) financial statements pursuant to Section 5.1(a) or 5.1(b) of not less than zero ($0).

“Loan” means the loans made by the Lenders to Borrower pursuant to this Agreement, including, without limitation, the Term Loans and any Revolving Loan, in each case, inclusive of Capitalized Interest.

“Loss Proceeds” means all proceeds (other than any proceeds of business interruption insurance and proceeds covering liability of Borrower to third parties but including proceeds under any casualty insurance policies) resulting from an Event of Loss, minus (without duplication) (a) any actual and reasonable costs incurred by any Credit Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Credit Party or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets pursuant to Section 5.22 to the extent paid or payable to any Person that is not an Affiliate of any Credit Party, including income or gains taxes payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking.

“Major Project Document” means each “Major Project Document” as defined in the DOE Guarantee Agreement.

“Margin Stock” has the meaning specified in Regulation U of the Federal Reserve Board as in effect from time to time.

“Master Intercompany Note” means that certain Master Intercompany Note, dated as of the Closing Date, among Borrower and its Subsidiaries.

“Materials” has the meaning specified in Section 10.1(b)(iv).

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, performance, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) the ability of any Credit Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

“Material Contract” means (a) the contracts listed on Schedule 4.15 and (b) each contract or agreement, or series of contracts or agreements (irrespective of whether related to the same subject matter), to which Borrower or any of its Subsidiaries is a party (other than this Agreement) (i) involving aggregate consideration under all such contract(s) and agreement(s) payable by or to Borrower or any of its Subsidiaries to or by a specific Person or such Person’s Affiliates, of Two Million Five Hundred Thousand Dollars ($2,500,000) or more in any calendar year, (ii) for which Borrower may file or be required to file with the SEC pursuant to the Exchange Act (or any related rules and regulations), (iii) that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower or such Subsidiary, (iv) all Permitted Tax Credit Transaction Documents, (v) all DOE Loan Documents, (vi) contracts or agreements with respect to any Facility or other Real Estate Assets of Borrower or such Subsidiary that are material to the business of Borrower or such Subsidiary and (vii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (individually or in the aggregate). Without limiting the foregoing, all Material Contracts described in clauses (b)(i), (iii), (vi) and (vii) shall also be set forth on Schedule 4.15 under the applicable heading(s) for the clause(s) by which such contract constitutes a Material Contract.

“Material Contract Estoppel” means an undertaking in form and substance satisfactory to each Agent in their sole discretion pursuant to which each Person other than a Credit Party that is a party to a Specified Material Contract (excluding any agreements, permits or licenses between a Credit Party, on the one hand, and any Governmental Authority, on the other hand) (i) consents to the granting of Liens encumbering the applicable Credit Party’s interest in such Specified Material Contract, (ii) consents to the enforcement of such Lien pursuant to the terms of the Credit Documents, (iii) consents to transfer of the applicable Specified Material Contract to any initial transferee following enforcement of such Lien or a transfer in lieu of such enforcement, and (iv) agrees to continue to perform its obligations under such Specified Material Contract so long as such transferee performs the obligations of the Credit Party thereunder.

“Material Indebtedness” means (a) the DOE Obligations (including, without limitation, Indebtedness under the DOE Loan Documents) or (b) any other Indebtedness (other than Indebtedness under the Credit Documents) of any one or more of Borrower and its Subsidiaries having an outstanding principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) or more.

“Maturity Date” means the earlier of (a) June 15, 2034, or if such date is not a Business Day, the next succeeding Business Day, and (b) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, if on any Springing Maturity Date any Convertible Notes remain outstanding, the Maturity Date shall instead be the Springing Maturity Date.

“Milestone Schedule” means Schedule 1.1 attached hereto, which sets forth the milestone events and corresponding time periods for which such milestones are required to be achieved.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance reasonably acceptable to Collateral Agent, including any Multiple Indebtedness Mortgage, Pledge of Leases and Rents, and Security Agreement by each applicable Credit Party in favor of Collateral Agent on behalf of the Secured Parties dated on or prior to the Tranche 1 First Advance Date (as defined in the DOE Guarantee Agreement).

“Mortgage Deliverables” means, collectively, each of the following:

(a) fully executed and notarized Mortgages, in proper form for recording in all applicable jurisdictions, encumbering each Real Estate Asset (including the Mortgaged Leases) (each, a “Mortgaged Property”);

(b) an opinion of counsel (which counsel shall be satisfactory to Collateral Agent in its sole discretion) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance satisfactory to Collateral Agent in its sole discretion;

(c) (i) ALTA mortgagee title insurance policies (with endorsements requested by Collateral Agent) or unconditional commitments therefor issued by one or more title companies satisfactory to Collateral Agent in its sole discretion with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the date of the applicable Mortgage, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance satisfactory to Collateral Agent in its sole discretion and (ii) evidence satisfactory to Collateral Agent in its sole discretion that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(d) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Federal Reserve Board, in form and substance satisfactory to Collateral Agent in its sole discretion;

(e) ALTA surveys of all Mortgaged Properties, certified to Collateral Agent and dated not more than thirty (30) days prior to the date on which the Mortgaged Property is acquired; and

(f) reports and other information, in form, scope and substance satisfactory to Collateral Agent in its sole discretion, regarding environmental matters relating to the Real Estate Assets, which reports shall include a Phase I and/or Phase II environmental reports for each of the Mortgaged Properties specified by Collateral Agent (the environmental consultants retained for such reports, the scope of the reports, and the results thereof of which shall be satisfactory to Collateral Agent in its sole discretion).

“Mortgaged Leases” means that: (a) certain Lease Agreement dated as of January 18, 2022, by and between Regional Industrial Development Corporation of Southwestern Pennsylvania, as Landlord, and Hi-Power, LLC, as tenant, (b) certain Lease Agreement dated as of April 18, 2023, by and between Regional Industrial Development Corporation of Southwestern Pennsylvania, as Landlord, and Hi-Power, LLC, as tenant; (c) a lease or similar agreement in respect of the Duquesne Project Site (as defined in the DOE Guarantee Agreement) to be entered into on or prior to the First Advance Date (as defined in the DOE Guarantee Agreement); and (d) to extent required, the new lease agreement or amendment to the Lease Agreement for additional expansion premises, delivered pursuant to First Omnibus Amendment, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, including any such plan to which any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates has made or has been obligated to make contributions during the last six (6) years.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, but excluding proceeds from business interruption insurance) received by any Credit Party or any of its Subsidiaries from such Asset Sale, minus (without duplication) (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to any Person that is not an Affiliate of any Credit Party, including (A) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Capital Stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Credit Party or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds; (b) (i) any Cash payments or proceeds received by any Credit Party or any of its Subsidiaries or Collateral Agent as lender loss payee (A) under any casualty insurance policies in respect of any covered loss thereunder, (B) as a result of the taking of any assets of any Credit Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (without duplication) (ii) (A) any actual and reasonable costs incurred by any Credit Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Credit Party or such Subsidiary in respect thereof, (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to any Person that is not an Affiliate of any Credit Party, including income or gains taxes payable as a result of any gain recognized in connection therewith and (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans and the DOE Loan) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or taking; (c) Issuance Proceeds; (d) any Extraordinary Receipt; and (e) with respect to any Specified Refinancing Transaction and the issuance of the Additional Convertible Notes, the Cash proceeds thereof, net of all customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by Borrower in connection therewith.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to Agents (including former Agents) and the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), Capitalized Interest, Administrative Agent Advances, fees, expenses, indemnification or otherwise; provided that, notwithstanding the foregoing, the Borrower’s obligation to purchase the Warrant from the holder thereof pursuant to Section 2.3 of the Warrant shall not constitute an “Obligation” hereunder.

“Obligee Guarantor” has the meaning specified in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligations or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization (including, without limitation, the Certificates of Designations) and its by-laws, as amended (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, its certificate or articles of organization or formation and its operating or limited liability agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Currency” has the meaning specified in Section 10.23.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning specified in Section 10.6(d).

“Participant Register” has the meaning specified in Section 10.6(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Notice” has the meaning specified in Section 9.11(a).

“Payment Recipient” has the meaning specified in Section 9.9(e).

“Payoff Letter” shall mean the payoff letter entered into on or prior to the date hereof between the Borrower, as borrower, ACP Post Oak Credit I LLC, as administrative agent and collateral agent, and the lenders party from time to time to the Atlas Facility.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor agency thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party and each of its Subsidiaries.

“Permitted Hedging Agreement” means a Hedging Transaction entered into in accordance with the Hedging Plan.

“Permitted Holder” means Cerberus and any Lender (and any of their respective Affiliates, assignees or designees (including, without limitation, any Approved Fund) under any Equity Instruments).

“Permitted Liens” has the meaning specified in Section 6.2.

“Permitted Tax Credit Transaction” shall mean any transfer, Asset Sale, financing transaction or series of financing transactions pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer, grant a security interest in, or otherwise monetizes its rights to Production Tax Credits; provided that (a) such transaction is on terms satisfactory to Administrative Agent in its sole discretion (it being understood that any such transaction (x) with a purchase price of not less than ninety cents ($0.90) per Dollar of Production Tax Credits and (y) otherwise on terms and conditions not less favorable in any material respect to any Credit Party or the interests of any Agent or Lender than those set forth in the Banyan PTC Purchase Agreement, shall be satisfactory for purposes of the foregoing), (b) the proceeds thereof shall be applied solely (x) to finance Capital Expenditures in accordance with the Annual Plan or (y) in the case of a sale of Production Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction, (1) to invest in long-term assets that are used or useful in the business, (2) to repay or repurchase Indebtedness of the Credit Parties to the extent otherwise permitted under Section 6.20, or (3) to finance operating expenses of the Credit Parties in the ordinary course of business, and (c) at the time of and immediately after giving effect to such Permitted Tax Credit Transaction (including the application of the proceeds thereof), no Default or Event of Default shall have occurred and all Credit Parties shall be in pro forma compliance with all terms of the Credit Documents.

“Permitted Tax Credit Transaction Documents” means, collectively, all agreements, instruments, certificates, undertakings, notes, exhibits, notices, schedules and other documents relating to or entered into in connection with a Permitted Tax Credit Transaction or the matters contemplated therein, in each case, in form and substance satisfactory to Administrative Agent in its sole discretion.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Personal Data” means any information or data that either: (a) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, household, or a particular computing system or device, including without limitation, a natural person’s name, street address, telephone number, email address, financial account number, government-issued identifier, social security number or tax identification number, biometric identifier or biometric information, banking information relating to any natural person, or passport number, client or account identifier, or credit card number, or any Internet protocol address or any other unique identifier, device or machine identifier, photograph, or credentials for accessing any accounts; or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms, by any applicable Privacy Requirements.

“Plan Assets” means “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 10.1(b)(i).

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of even date herewith, among each Credit Party thereto and Collateral Agent, in form and substance acceptable to Collateral Agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Practice” means to practice Intellectual Property in any way, including to use, reproduce, distribute, modify, improve, make, display, perform, create derivative works of, access and utilize.

“Preferred Stock” means any shares of preferred stock issued pursuant to the terms of this Agreement and the terms of the Securities Purchase Agreement, provided that only shares of Series B Preferred Stock of Borrower shall be issued on and after the First Amendment Effective Date.

“Principal Office” means, for Administrative Agent, Administrative Agent’s “Principal Office” or account as set forth on Appendix B, or such other office or account as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Privacy and Information Security Requirements” means (i) all laws relating to the Processing of Personal Data, data privacy or information security, and (ii) the Payment Card Information Data Security Standards.

“Privacy Notices” means any internal or external notices, policies, disclosures, or public representations by any Credit Party or any of its Subsidiaries in respect of such entity’s Processing of Personal Data or privacy practices.

“Process” or “Processing” shall mean the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Production Tax Credits” means any advanced manufacturing production tax credits under Section 45X generated by Tax Credit Projects or otherwise.

“Project” means the “Project” as defined in the DOE Guarantee Agreement.

“Project Account” means each “Project Account” as defined in the DOE Accounts Agreement.

“Project Completion” means each “Project Completion” as defined in the DOE Guarantee Agreement.

“Project Document” means each “Project Document” as defined in the DOE Guarantee Agreement.

“Project IP” means all Intellectual Property that is: (a) used in, material or necessary for the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation or maintenance of the Project; (b) necessary to complete the activities designated to be completed for each Line (as defined in the DOE Guarantee Agreement), or to achieve Project Completion (as defined in the DOE Guarantee Agreement); or (c) necessary to exercise Borrower’s rights and perform its obligations under the Major Project Documents, as applicable, at the relevant time, but excluding any Software that: (i) has not been modified or customized for Borrower; (ii) is readily commercially available; and (iii) is licensed under standard terms and conditions.

“Project IP Agreement” means each agreement or license granting or document evidencing Borrower’s exclusive ownership of all Project IP (including assignment agreements) or rights to use all Project IP.

“Project Source Code” means each “Project Document” as defined in the DOE Guarantee Agreement.

“Pro Rata Share” the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders.

“Ratably” mean ratably in accordance with the then-outstanding principal amount owed in respect of the DOE Loan and the Loans, respectively; provided that Excess Obligations (as defined in the Intercreditor Agreement) will be excluded for the purposes of such calculation.

“Real Estate Asset” means, at any time of determination, any Real Property and any other interest (fee, leasehold, fixtures or otherwise) of any Credit Party in any real property (including, without limitation, fixtures).

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof, including the Project Sites (as defined the DOE Guarantee Agreement).

“Recipient” means (a) any Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 10.6(c).

“Registered IP” has the meaning specified in Section 4.24(a).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, managers, directors, officers, employees, agents, trustees, shareholders, administrators, managers, advisors, attorneys, controlling persons, agents, sub-agents and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Prepayment Date” has the meaning specified in Section 2.11(b).

“Requisite Lenders” means one or more Lenders having or holding more than fifty percent (50%) of the sum of (a) the aggregate Term Loan Exposure of all Lenders plus (b) the aggregate Revolving Exposure of all Lenders; provided that, at any time no Revolving Loans are outstanding, the Revolving Exposure of any Lender shall be zero ($0). The Term Loan Exposure and Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.

“Requisite Stockholder Approval” means the affirmative vote from the minimum number of shareholder required to approve the transactions contemplated by this Agreement and the Equity Documents, including the issuance of common stock of Borrower in excess of the Beneficial Ownership Limit.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Cash” means, at any time, the cash and Cash Equivalents of Borrower and its Subsidiaries to the extent (a) classified (or required to be classified) as restricted cash or restricted Cash or Cash Equivalents on the balance sheet of Borrower and its Subsidiaries in accordance with GAAP, (b) such cash or Cash Equivalents are subject to any Lien (other than (x) Liens in favor of Collateral Agent for the benefit of the Secured Parties and (y) Liens permitted pursuant to Section 6.2(n)), (c) to the extent such Cash or Cash Equivalents is held any Credit Party in escrow, trust or other fiduciary capacity for or on behalf of a client, borrower or customer of any Credit Party or any of its Affiliates.

“Restricted License” means any material license or other material agreement with respect to which any Credit Party or any Subsidiary is the licensee or licensor (a) that prohibits or otherwise restricts such Credit Party or such Subsidiary from granting a security interest in the interest of such Credit Party or such Subsidiary in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Collateral Agent’s right to sell any Collateral; provided that Restricted Licenses shall not include off-the-shelf software and services, open source code, application programming interfaces (APIs) and/or other Intellectual Property that are made commercially available under shrink wrap or clickwrap licenses, online terms of service or use, or similar agreements that are not licensed, distributed or sold to customers, nor otherwise incorporated or embedded in any products.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries now or hereafter outstanding; (d) any payment or prepayment with respect to any earnout obligation or other deferred or contingent obligation of any Credit Party or any of its Subsidiaries incurred or crated in connection with any acquisition; (e) any payment of any management, consulting, advisory, transaction or similar fees payable to any holder of Capital Stock of any Credit Party or any of its Affiliates; (f) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Indebtedness, any Indebtedness secured on a junior basis to the Obligations or any unsecured Indebtedness (including, without limitation, the Convertible Notes, and any payment or Cash, Cash Equivalents or other property other than in shares of common stock of Borrower in connection with the settlement of any conversion thereof in accordance with the terms thereof); (g) any reduction to Share Capital of any Credit Party or any of its Subsidiaries (other than as required by GAAP); (h) any payment (including with respect to any development, management or operation fee) to any Affiliate (other than another Credit Party or any Subsidiary thereof) of Borrower except for payments pursuant to any Major Project Document existing on the First Amendment Effective Date or entered into in accordance with the terms of DOE Guarantee Agreement and, to the extent otherwise required by this Agreement, permitted by Administrative Agent; and (i) any funds set aside for any of the foregoing.

“Revolving Commitment” means with respect to any Lender, to the extent any Lender has elected to make a Revolving Loan in its sole discretion, its Revolving Commitment set forth beside such Lender’s name under the applicable heading on Appendix A or in the applicable Assignment Agreement; provided that any Capitalized Interest in respect of Revolving Loans shall not reduce availability under the Revolving Commitment. The aggregate amount of the Revolving Commitments as of the Closing Date is One Hundred Five Million Dollars ($105,000,000).

“Revolving Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loan” has the meaning specified in Section 2.1(b).

“Sales Agreement” means any “Sales Agreement” as defined in the DOE Guarantee Agreement.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions, including, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled, directly or indirectly, by any such Person described in clause (a) or (b) of this definition.

“Sanctions” means sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, U.S. Department of State, or U.S. Department of Commerce, (b) the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury of the United Kingdom, or (c) any other relevant sanctions authority.

“Second Amendment” means that certain Second Amendment to Credit and Guaranty Agreement, dated as of May 28, 2025, by and among the Administrative Agent, the Collateral Agent, the Lenders and the Credit Parties.

“Second Amendment Effective Date” has the meaning set forth in the Second Amendment.

“Second Currency” has the meaning set forth in Section 10.23.

“Section 45X” means Section 45X of the Internal Revenue Code, including any proposed, temporary or final regulations issued, and any notices, rulings, and procedures published, by the U.S. Department of Treasury or the IRS in connection therewith.

“Secured Parties” means (a) Administrative Agent, (b) Collateral Agent, (c) each Lender, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, and (e) the successors and assigns of each of the foregoing.

“Secured Parties’ License” means the right for the Secured Parties to use and otherwise Practice and to assign or sublicense, in each case, for no additional consideration, Borrower’s rights in and to Project IP under a Project IP Agreement (effective as of the First Amendment Effective Date or, if acquired later, upon such acquisition date, but enforceable: (a) during the continuance of an Event of Default; (b) upon an enforcement and transfer of ownership in Borrower; or (c) upon any bankruptcy or insolvency action involving Borrower).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means (a) all “securities accounts” as defined in Article 8 of the UCC and (b) all of the accounts listed on Schedule 4 of the Pledge and Security Agreement under the heading “Securities Accounts” (as such Schedule may be amended or supplemented from time to time in accordance with the Pledge and Security Agreement).

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means a “securities intermediary” (as such term is defined in the UCC).

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date or any applicable date of issuance thereafter, by and among Borrower and Lenders (or any of their respective assignees or designees (including, without limitation, any Approved Fund)), pursuant to which Borrower shall issue Preferred Stock and Warrants in accordance with the terms thereof and hereof, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Share Capital” means, with respect to any Person, any and all shares, interests, quotas, participations or ownership or partnership interests or rights in or other equivalents of or in (however designated, whether voting or non-voting, ordinary or preferred) the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any thereof.

“Share Certificates” means, with respect to Capital Stock, the original share certificates (in physical form) representing such Capital Stock and the letters of allotment, if any, in relation to, and instruments from time to time received, receivable or distributed in respect of, or in exchange for, any such Capital Stock.

“Software” means any and all: (a) computer programs and software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or any other form; (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, firmware, development tools, configurations, interfaces, platforms and applications; (c) data, databases and compilations; and (d) documentation supporting or related to any of the foregoing (including training materials). Software shall include “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a)(i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated (x) on the Closing Date or (y) as of such other date of determination with respect to any transaction contemplated or undertaken after the Closing Date, (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (iv) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No.5).

“Source Code” means, with respect to any Software, the human-readable form of such Software.

“Specified Accounts” means each “Specified Account” as defined in the DOE Guarantee Agreement.

“Specified Deferred Payments” means, collectively, those certain deferred payments to be made by Borrower to the specified credit support providers described therein as expressly set forth in Section 1 and Section 2 of the Atlas Side Letter.

“Specified Material Contracts” means each contract or agreement, or series of contracts or agreements relating to the same subject matter, to which Borrower or any of its Subsidiaries is a party (other than this Agreement or any other Credit Document) (a) involving aggregate consideration under all such contract(s) and agreement(s) payable by or to Borrower or any of its Subsidiaries to or by a specific Person or such Person’s Affiliates, of (x) prior to the date that is the two (2) year anniversary from the Closing Date, Ten Million Dollars ($10,000,000) or more in any calendar year, and (y) on or after the date that is the two (2) year anniversary from the Closing Date, Twenty Five Million Dollars ($25,000,000) or more in any calendar year, (b) relating to the lease or ownership of any Real Estate Asset where a manufacturing facility of a Credit Party or any Subsidiary is located that is material to the business of any Credit Party or Subsidiary (which, for the avoidance of doubt, includes the Turtle Creek Facility), and (c) for which the breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect (individually or in the aggregate).

“Specified Refinancing Indebtedness” means any Indebtedness issued in connection with the Specified Refinancing Transaction; provided, that such Indebtedness shall (a) mature not less than the date that is five (5) years from the issuance date thereof, (b) not require any prepayments to be made prior to such maturity date other than in connection with a “fundamental change” or other similar event), (c) be unsecured, (d) not include any guarantees, restrictive covenants (other than a customary merger covenant) or any other credit support, (e) permit the company to settle conversions entirely in shares of its Capital Stock (other than Disqualified Capital Stock) and cash in lieu of fractional shares, and (f) be subject to terms and conditions that are customary for issuances of convertible notes by a public company pursuant to Rule 144A under the Securities Act as of the Second Amendment Effective Date.

“Specified Refinancing Transaction” means a transaction or series of transactions that (i) results in Borrower receiving Net Cash Proceeds from the issuance and sale of common stock of Borrower and/or convertible notes of Borrower on terms and conditions satisfactory to Administrative Agent in its sole discretion, (ii) results in not less than $50,000,000 of the Net Cash Proceeds referred to in the foregoing clause (i) being applied to repay the Obligations hereunder in accordance with Section 2.10(c)(ii) hereof, (iii) occurs on or prior to July 26, 2025 and (iv) results in the Koch Convertible Notes being repurchased, tendered, redeemed, exchanged or otherwise refinanced or retired in full, in exchange for a combination of cash and Specified Refinancing Indebtedness (issued at par) in an aggregate amount not to exceed the principal amount thereof plus accrued and unpaid interest thereon; provided that the cash component of such consideration shall not exceed $115,000,000; provided further that, for the avoidance of doubt, any purchase of Specified Refinancing Indebtedness by Wood River Capital, LLC, a wholly-owned, indirect subsidiary of Koch Industries, Inc., and the repurchase by Borrower of an equal aggregate principal amount of Koch Convertible Notes in one or more transactions, shall be considered an exchange for Specified Refinancing Indebtedness (issued at par) for the purposes of clause (iv).

“Springing Maturity Date” shall mean the 91st day prior to the Convertible Note Maturity Date.

“S&P” means Standard & Poor’s Financial Services LLC.

“Subordinated Indebtedness” means any Indebtedness of any Credit Party or any of its Subsidiaries which has been expressly subordinated to the Obligations in a manner and form satisfactory to Administrative Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Synthetic Lease” means a lease transaction under which the lease is accounted for as an “operating lease” by the lessee pursuant to FASB ASC 840 and the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication and (b) all purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the leased property at the end of the lease term.

“Tax Credit Project” means the production and sale of Znyth 3 battery units that constitute “qualifying battery components” or another “eligible component” (each, as defined in Section 45X), production and sale of Gen 2.3 battery units that constitute “qualifying battery components” or another “eligible component” or the production and sale of any other product (or component thereof) that constitute “qualifying battery components” or another “eligible component” that, in each case, (a) comply with all applicable requirements under Section 45X and (b) qualify for, and receive, Production Tax Credits.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Initial Term Loan and each Delayed Draw Term Loan, in each case, inclusive of Capitalized Interest.

“Term Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Initial Commitment”, “Tranche 1 Commitment”, “Tranche 2 Commitment”, “Tranche 3 Commitment”, as the case may be, opposite such Lender’s name on Appendix A or in the applicable Assignment Agreement. The aggregate amount of the Term Loan Commitments as of the Closing Date is Two Hundred Ten Million Five Hundred Thousand Dollars ($210,500,000).

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided that, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Third Amendment” means that certain Third Amendment to Credit and Guaranty Agreement, dated as of May 29, 2025, by and among the Administrative Agent, the Collateral Agent, the Lenders and the Credit Parties.

“Third Amendment Effective Date” has the meaning set forth in the Third Amendment.

“Total Prepayment Amount” has the meaning specified in the Fee Letter.

“Tranche 1 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 1 Commitment opposite such Lender’s name on Appendix A.

“Tranche 2 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 2 Commitment opposite such Lender’s name on Appendix A.

“Tranche 3 Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading Tranche 3 Commitment opposite such Lender’s name on Appendix A.

“Trinity Indebtedness” means any Indebtedness incurred pursuant to or in connection with that certain Master Equipment Financing Agreement, dated as of September 30, 2021, between the Hi-Power, LLC and Trinity Capital Inc., including the guaranty by Borrower of such Indebtedness.

“Turtle Creek Facility” has the meaning specified in Section 2.3.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(g).

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“Waivable Mandatory Prepayment” has the meaning specified in Section 2.11(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any state or local equivalent law regarding mass layoffs, plant closings, or any similar large-scale employee termination events.

“Warrants” means, collectively, those certain warrants to purchase common stock issued from time to time by Borrower to Lenders or their assignees or designees (including, without limitation, any Approved Fund), as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Withholding Agent” means any Credit Party and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by any Credit Party to Administrative Agent and the Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall (except as expressly set forth in Section 5.1(c)) be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable), subject to normal year-end adjustments. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP (or any changes in GAAP are implemented or take effect) after the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect immediately prior to such change (or the implementation of such change) therein. Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, any election by any Credit Party to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Credit Document, no Credit Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction. When used herein, the term “financial statements” shall be construed to include all notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be construed to mean “Borrower and its Subsidiaries on a consolidated basis” unless the context clearly requires otherwise. Except as otherwise provided therein, this Section 1.2 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.3 Interpretation, etc.

(a)  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Any requirement for a referenced agreement, instrument, certificate or other document to be in “substantially” the form of an Appendix, Schedule, or Exhibit hereto means that such referenced document shall be in the form of such Appendix, Schedule, or Exhibit with such modifications to such form as are approved by Administrative Agent, and, in the case of any Collateral Document, Collateral Agent, in each case in such Agent’s sole discretion. The words “hereof”, “hereunder”, “hereby”, and words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(d)  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(e)  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) except as otherwise expressly provided herein, references to statutes, legislative acts, laws, regulations, and rules shall be deemed to refer to such statutes, acts, laws, regulations, and rules as in effect from time to time, including any amendments of the same and any successor statutes, acts, laws, regulations, and rules, unless any such reference is expressly limited to refer to any statute, act, law, regulation, or rule “as in effect on” a specified date and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, Securities, accounts and contract rights.

(f)  The use herein of the words “continuing”, “continuance”, “existing”, or any words of similar import or derivatives of any such words in reference to any Event of Default means that such Event of Default has not been expressly waived.

(g)  The terms lease and license shall be construed to include sub-lease and sub-license.

(h)  Whenever the context may require, any pronoun shall be construed to include the corresponding masculine, feminine, and neuter forms.

(i)  Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Person but is intended to have substantially the same effects as the prohibited action. Except as otherwise provided therein, this Section 1.3 shall apply equally to each other Credit Document as if fully set forth therein, mutatis mutandis.

1.4 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability companies (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, as applicable, to, of or with a separate Person.

2.  LOANS

2.1  Loans.

(a)  Term Loan Commitments.

(i)  Subject to the terms and conditions hereof, each Lender severally agrees to make (x) on the Closing Date, and Borrower agrees to draw, a Term Loan in an aggregate principal amount equal to such Lender’s Initial Commitment A (the “Initial Term Loan A”) and (y) no later than one (1) Business Day after the Closing Date, a Term Loan in an aggregate principal amount equal to such Lender’s Initial Commitment B (the “Initial Term Loan B” and, together with the Initial Term Loan A, the “Initial Term Loan”). Each Lender’s obligation to make the Initial Term Loan shall terminate immediately and without further action on the applicable Borrowing Date after giving effect to the making of the applicable Initial Term Loan on such Borrowing Date.

(ii)  Subject to the terms and conditions hereof (including, without limitation, compliance with the applicable milestone event set forth in the Milestone Schedule), each Lender severally agrees to make, during the applicable Draw Period set forth in the Milestone Schedule, a Term Loan in an aggregate principal amount equal to such Lender’s Tranche 1 Commitment (the “Tranche 1 Term Loan”). Each Lender’s obligation to make the Tranche 1 Term Loan shall terminate immediately and without further action on the earlier of (a) the applicable Borrowing Date after giving effect to the making of the Tranche 1 Term Loan on such Borrowing Date (if made) or (b) after the lapse of the applicable Draw Period set forth in the Milestone Schedule.

(iii)  Subject to the terms and conditions hereof (including, without limitation, compliance with applicable milestone event set forth in the Milestone Schedule), each Lender severally agrees to make, during the applicable Draw Period set forth in the Milestone Schedule, a Term Loan in an aggregate principal amount equal to such Lender’s Tranche 2 Commitment (the “Tranche 2 Term Loan”). Each Lender’s obligation to make the Tranche 2 Term Loan shall terminate immediately and without further action on the earlier of (a) the applicable Borrowing Date after giving effect to the making of the Tranche 2 Term Loan on such Borrowing Date (if made) or (b) after the lapse of the applicable Draw Period set forth in the Milestone Schedule.

(iv)  Subject to the terms and conditions hereof (including, without limitation, compliance with applicable milestone event set forth in the Milestone Schedule), each Lender severally agrees to make, during the applicable Draw Period set forth in the Milestone Schedule, a Term Loan in an aggregate principal amount equal to such Lender’s Tranche 3 Commitment (the “Tranche 3 Term Loan”). Each Lender’s obligation to make the Tranche 3 Term Loan shall terminate immediately and without further action on the earlier of (a) the applicable Borrowing Date after giving effect to the making of the Tranche 3 Term Loan on such Borrowing Date (if made) or (b) after the lapse of the applicable Draw Period set forth in the Milestone Schedule.

For the avoidance of doubt, the Lenders shall have no obligation to make the Term Loans under clauses (ii) through (iv) above unless or until the applicable milestone event set forth in the Milestone Schedule has been satisfied (or otherwise waived) in accordance with the terms thereof. Any Term Loan that is subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to any Term Loans, including the Total Prepayment Amount, shall be paid in accordance with the payment terms set forth herein (including, without limitation, payment terms with respect to interest payments set forth in Section 2.5 and mandatory prepayments, if any, set forth in Section 2.10) and in the Fee Letter, and, in any event, the Term Loan (inclusive of Capitalized Interest) shall be paid in full in Cash no later than the Maturity Date.

(b)  Revolving Commitments. Subject to the terms and conditions hereof, any Lender may, in its sole discretion, agree from time to time during the Availability Period to make Loans to Borrower in an aggregate principal amount not to exceed such Lender’s Revolving Commitment (each such Loan, inclusive of Capitalized Interest, a “Revolving Loan”). Revolving Loans may be prepaid, and subject to the terms and conditions hereof (including the agreement by a Lender to extend such Revolving Loan in its sole discretion), be reborrowed. All amounts owed hereunder with respect to any Revolving Loans shall be paid in accordance with the payment terms set forth herein (including, without limitation, payment terms with respect to interest payments set forth in Section 2.5) and, in any event, any Revolving Loan shall be paid in full in Cash no later than the Maturity Date. Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, no Lender shall have any obligation to make any Revolving Loan available (inclusive of Capitalized Interest) to Borrower under this Agreement.

(c)  Borrowing Mechanics.

(i)  Borrower shall deliver to Administrative Agent a fully executed Borrowing Request no later than (1) 11:00 a.m. (New York City time) two (2) Business Days (or such shorter period as Administrative Agent may agree in its sole discretion) for the Borrowing of the Initial Term Loan on the Closing Date and (2) 11:00 a.m. (New York City time) twelve (12) Business Days (or such shorter period as Administrative Agent may agree in its sole discretion) prior to the proposed Borrowing Date of any Delayed Draw Term Loans or Revolving Loan, and with respect to a Revolving Loan, evidence satisfactory to Administrative Agent confirming such Lender’s agreement to provide the requested Revolving Loan. Each Borrowing Request shall be irrevocable; provided that, without limiting Section 3.2(e), Borrowing Requests for a Delayed Draw Term Loan may be expressly conditioned upon the compliance with the applicable milestone event set forth in the Milestone Schedule, in each case, to the extent that Borrower reasonably believes (at such time and continuing through the Borrowing Date) such milestone event will be achieved or satisfied in accordance with the terms thereof. Promptly upon receipt by Administrative Agent of such Borrowing Request for Term Loans, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)  Each Lender shall make its Term Loan available to Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date (or such later time as Administrative Agent may agree in its sole discretion), by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein and receipt of all funds requested in the applicable Borrowing Request, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited by wire transfer to the account of Borrower as may be designated in writing to Administrative Agent by Borrower in said Borrowing Request. Upon satisfaction or waiver of the conditions precedent specified herein (including, without limitation, a Lender’s irrevocable, binding agreement to extend a Revolving Loan expressly referencing this Section and its irrevocable election pursuant to this Agreement) and receipt of all funds requested in the applicable Borrowing Request from the Lender agreeing to provide such Revolving Loan, Administrative Agent shall make the proceeds of the Revolving Loan available to Borrower on the Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of each such Revolving Loan received by Administrative Agent from such Lender(s) to be credited by wire transfer to the account of Borrower as may be designated in writing to Administrative Agent by Borrower in said Borrowing Request.

2.2  Pro Rata Shares. All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

2.3  Use of Proceeds. The proceeds of the Loans shall be used to (i) fund Capital Expenditures incurred in connection with the development, design, construction, installation and operation of the Credit Parties’ Znyth 3 battery automation production lines located at the manufacturing facilities in Turtle Creek, Pennsylvania (the “Turtle Creek Facility”) and Duquesne, Pennsylvania (the “Duquesne Facility”), in each case, strictly in accordance with the CapEx Budget and Section 6.3, (ii) fund working capital needs of Borrower strictly in accordance with the CapEx Budget, (iii) with respect to the Initial Term Loan A, repay all Indebtedness owing under the Atlas Facility as contemplated by Section 3.1(a)(xiii), together with fees and expenses due and owing thereunder and (iv) pay fees, costs and expenses payable by Borrower in connection with the transactions under this Agreement and the other Credit Documents; provided that, upon request by Administrative Agent, Borrower shall promptly (and in any event within two (2) Business Days) provide evidence (which shall be satisfactory to Administrative Agent in its sole discretion) of Borrower’s compliance with the foregoing. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Federal Reserve Board or any other regulation thereof or to violate the Exchange Act.

2.4  Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)  Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it (including Capitalized Interest) and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)  Notes. If so requested by any Lender by written notice to Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.5  Interest on Loans.

(a)  Except as otherwise set forth herein, all Loans (including any Capitalized Interest) and all other Obligations (to the extent not paid when due) shall bear interest from and including the date when made to the date of repayment (whether by acceleration or otherwise) at (x) from the Closing Date until, but excluding, the Second Amendment Effective Date, a rate equal to 15% per annum and (y) from and after the Second Amendment Effective Date a rate equal to 7% per annum (the “Interest Rate”).

(b)  Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) daily (unless the cash interest election has been made or deemed made pursuant to Section 2.5(d)), (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) at maturity, including final maturity.

(c)  Interest payable shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan (or, in the case of Capitalized Interest, the date of such capitalization, which is daily on each calendar day) shall be included, and the date of payment in cash of such Loan, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan. In computing interest on any other Obligation, the date such Obligation is due and payable shall be included, and the date of payment of such Obligation shall be excluded; provided, further, that, if such Obligation is repaid on the same day on which it is due and payable, no interest shall accrue thereon.

(d) All accrued and unpaid interest on the Loans (other than interest accruing at the Default Rate which, for the avoidance of doubt, shall be payable in cash on demand by Administrative Agent) shall be due and payable, in arrears, on a daily basis as compounded interest, added on a daily basis to the then outstanding principal balance of the Loans, which thereafter accrues interest at the then applicable rate (each such addition, “Capitalized Interest”); provided that Borrower may elect to pay interest in cash in arrears for any calendar month by providing written notice to Administrative Agent (in form and substance satisfactory to Administrative Agent in its sole discretion) at least five (5) Business Days prior to the end of such calendar month (in which case the interest for such month shall not be capitalized and shall instead be paid in cash on the last calendar day of each month (or, if such date is not a Business Day, on the next Business Day, including interest to, but excluding, such Business Day)); provided, further, that upon the occurrence and continuance of a Default or Event of Default, Borrower shall be deemed to have made such election and all interest shall be due and payable in cash as set forth in the preceding proviso. Interest shall also be paid on the date of any payment or prepayment of the Loans. All Capitalized Interest shall constitute additional principal on the Loans and shall begin accruing interest thereon commencing on the date on which such Capitalized Interest is added to the principal amount of the Loans on a daily basis each calendar day. Notwithstanding anything herein to the contrary, all interest due and payable on the date that the entire then outstanding principal amount of the Loans becomes due and payable (including, without limitation, all Capitalized Interest), whether at maturity, by acceleration or otherwise, shall be due and payable in full in cash on such date. All amounts (including fees, costs, expenses, indemnification obligations or other amounts payable hereunder or under any other Credit Document) shall constitute Obligations secured by the Collateral and, if not paid in cash when due, shall bear interest at the rate then applicable to Loans. Any portion of such interest that has accrued pursuant to this Section 2.5 that is not permitted to be capitalized pursuant to this clause (d) shall be paid in cash.

(e) Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement or any other Credit Document shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

2.6 Default Interest.  Automatically upon the occurrence and during the continuance of any Event of Default, the principal amount of all Loans outstanding (inclusive of any Capitalized Interest) and, to the extent permitted by applicable law, any accrued and unpaid interest on the Loans and all Obligations (to the extent not paid when due) owed under any Credit Document, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable on demand at a rate (the “Default Rate”) that is five percent (5.00%) per annum in excess of the Interest Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or Lender. Default interest payable pursuant to this Section 2.6 shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues. Interest at the Default Rate shall be payable in cash on demand.

2.7 Fees.  Borrower shall pay to Agents and Lenders (as applicable) all fees in the amounts and at the times set forth in the Fee Letter.

2.8 Amortization Payments. Commencing on March 31, 2028, Borrower shall repay to Administrative Agent the aggregate principal amount of the Term Loans outstanding on the last day of each calendar month in equal installments of one half of one percent (0.50%) of the aggregate outstanding balance of the Term Loans (inclusive of Capitalized Interest), together with any fees required to be repaid pursuant to the Fee Letter; provided that the remaining outstanding balance of Term Loans (inclusive of Capitalized Interest) shall be repaid on the Maturity Date, together with the accrued and unpaid interest thereon, and, notwithstanding the foregoing, all remaining Obligations (including, without limitation, all fees payable pursuant to the Fee Letter) relating to the Loans shall be immediately due and payable on the Maturity Date.

2.9 Voluntary Prepayments.

(a) Term Loans. Except as expressly provided in Section 2.8 and Section 2.10, at any time on or prior to March 31, 2028, Borrower may not prepay any Term Loans (whether in whole or in part) unless Administrative Agent consents to any such prepayment in its sole discretion. At any time after March 31, 2028, Borrower may voluntarily prepay the Term Loans on any Business Day, in whole or in part, by giving written notice to Administrative Agent (and Administrative Agent will promptly notify each Lender) no later than 11:00 a.m. (New York City time) twelve (12) Business Days prior to the date of such prepayment, in each case, together with any fees required to be repaid pursuant to the Fee Letter. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Term Loans or portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice. Each partial prepayment of the Term Loans under this Section 2.9(a) shall be in an amount not less than Twenty Million Dollars ($20,000,000) and integral multiples of Ten Million Dollars ($10,000,000) in excess of that amount, except as otherwise permitted by Administrative Agent in its sole discretion. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b) Revolving Loans. Borrower may voluntarily prepay the Revolving Loans on any Business Day, in whole or in part, by giving written notice to Administrative Agent (and Administrative Agent will promptly notify each Lender) no later than 11:00 a.m. (New York City time) twelve (12) Business Days prior to the date of such prepayment, in each case, together with any accrued and unpaid interest and any fees required to be repaid pursuant to the Fee Letter. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Revolving Loans or portion thereof to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice. Each partial prepayment of the Revolving Loans under this Section 2.9(b) shall be in an amount not less than One Million Dollars ($1,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess of that amount, except as otherwise permitted by Administrative Agent in its sole discretion. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

2.10 Mandatory Prepayments.

(a) Asset Sales. No later than the second (2nd) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Net Cash Proceeds in respect of any Asset Sale in excess of Three Million Dollars ($3,000,000) in the aggregate in any Fiscal Year, Borrower shall prepay the Loans as set forth in Section 2.11(a) and the DOE Loan, Ratably, in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that, upon written notice by the Borrower to the Administrative Agent not more than two (2) Business Days following receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be excluded from the prepayment requirements of this 2.10(a) if (x) the Borrower shall deliver to the Administrative Agent a certificate to the effect that the Borrower intends to apply the Net Cash Proceeds (or a portion thereof specified in such notice) to reinvest such Net Cash Proceeds in long term assets used or useful in the business of the Credit Parties within one hundred eighty (180) days after receipt of such Net Cash Proceeds (any such event, a “Asset Sale Reinvestment”), and certifying therein that no Event of Default exists prior to giving such notice and prior to or after giving effect to such Asset Sale Reinvestment, and (y) within one hundred eighty (180) days from the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be applied to such Asset Sale Reinvestment; provided, further, however, that the amount of such Net Cash Proceeds (i) that the Borrower or the applicable Credit Party or Subsidiary of any Credit Party shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to this clause (i) above), apply toward an Asset Sale Reinvestment or (ii) that have not been so applied toward an Asset Sale Reinvestment by the end of such one hundred eighty (180)-day period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 2.10(a); provided, further, that no prepayment under this clause (a) shall be required for any Permitted Tax Credit Transaction consisting solely of an outright sale of such Production Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction (it being understood, for the avoidance of doubt, that Net Cash Proceeds from any Permitted Tax Credit Transaction that is a securitization or other financing transaction shall be subject to prepayment pursuant to this clause (a)).

(b) Insurance/Condemnation Proceeds. No later than the second (2nd) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries (and immediately upon the direct receipt by any DOE Secured Party or the Collateral Agent (as the case may be) as lender loss payee of any Net Cash Proceeds of the type described in clause (b) of the definition thereof), to the extent (and promptly following determination that) prepayment is required in accordance with Section 5.22, Borrower shall prepay the Loans as set forth in Section 2.11(a) and the DOE Loan, Ratably, in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds of the type described in clause (b) of the definition thereof; provided, that, with respect to Net Cash Proceeds of the type described in this clause (b), (1) the proceeds from any business interruption, delay in start-up or liability insurance shall be excluded for prepayment pursuant to this clause and (2) upon written notice by Borrower to Administrative Agent not more than two (2) Business Days following receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be excluded from the prepayment requirements of this clause (b) if (i) Borrower shall deliver to Administrative Agent a certificate to the effect that Borrower intends to apply the Net Cash Proceeds (or a portion thereof specified in such notice) to reinvest such Net Cash Proceeds to restore or replace any assets affected by the related casualty event, within three hundred sixty five (365) days after receipt of such Net Cash Proceeds (any such event, an “Insurance/Condemnation Reinvestment”), and certifying therein that no Default or Event of Default exists prior to giving such notice and prior to or after giving effect to such Insurance/Condemnation Reinvestment, and (ii) within three hundred sixty five (365) days from the date of receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be applied to such Insurance/Condemnation Reinvestment; provided, however, that the amount of such Net Cash Proceeds (x) that Borrower or the applicable Credit Party or Subsidiary of any Credit Party shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise (including not being able to make the certifications required pursuant to clauses (b)(i) and (ii) above), apply toward an Insurance/Condemnation Reinvestment or (y) that have not been so applied toward an Insurance/Condemnation Reinvestment by the end of such three hundred sixty five (365)-day period, in each case shall be applied to a mandatory prepayment of the Loans pursuant to this Section 2.10(b).

(c) Issuance of Debt; Specified Refinancing Transaction. On the date of receipt by any Credit Party or any of its Subsidiaries of (i) any Issuance Proceeds (other than, for the avoidance of doubt, in connection with the Additional Convertible Notes), Borrower shall prepay the Loans as set forth in Section 2.11(a) and the DOE Loan, Ratably, in an aggregate amount equal to one hundred percent (100%) of such Issuance Proceeds; and (ii) any Net Cash Proceeds from a Specified Refinancing Transaction, Borrower shall prepay the Loans as set forth in Section 2.11(a) in an aggregate amount equal to Fifty Million Dollars ($50,000,000).

(d) Extraordinary Receipts. No later than the second (2nd) Business Day following the date of receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipt in excess of Five Million Dollars ($5,000,000) in the aggregate in any Fiscal Year, Borrower shall prepay the Loans as set forth in Section 2.11(a) and the DOE Loan, Ratably, in an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipt; provided that no prepayment under this clause (d) shall be required for any Permitted Tax Credit Transaction consisting solely of an outright sale of such Production Tax Credits to a third party that is not an Affiliate and not in connection with a securitization or other financing transaction (it being understood, for the avoidance of doubt, that Net Cash Proceeds from any Permitted Tax Credit Transaction that is a securitization or other financing transaction shall be subject to prepayment pursuant to this clause (d)).

(e) Excess Cash Flow. Within twelve (12) Business Days of the date of delivery of the audited financial statements pursuant to Section 5.1(a) (or, if not delivered, the date on which such audited financial statements were required to have been delivered pursuant to Section 5.1(a)), commencing for the Fiscal Year ending on December 31, 2027, Borrower shall prepay the Loans and the DOE Loans, Ratably, in an aggregate amount equal to Excess Cash Flow for such Fiscal Year (plus, in the case of the Fiscal Year ending on December 31, 2027, Excess Cash Flow for each of the two preceding Fiscal Years, if any (provided that, Excess Cash Flow for the two preceding Fiscal Years shall be determined on an individual basis for each such Fiscal Year) multiplied by the ECF Percentage(s) applicable to such Excess Cash Flow for such Fiscal Year(s); provided that such amount shall be reduced by the aggregate amount of: (i) voluntary prepayments of principal of the DOE Loan and any Term Loans (to the extent otherwise permitted hereunder) during such Fiscal Year(s), (ii) Capital Expenditures made in cash during such period to the extent in accordance with the Annual Plan (other than Capital Expenditures that were financed with the proceeds of Indebtedness or issuances of Capital Stock of Borrower) and (iii) the aggregate amount required to be deposited into any Specified Account pursuant to any DOE Loan Document during such Fiscal Year(s), solely to the extent actually deposited into a Specified Account; provided, further, that such amount shall be subject to further reduction as necessary to ensure that, (i) in the case of the first occurrence of a prepayment required under this clause (e) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year(s), immediately after giving effect to such payment the aggregate amount of Cash and Cash Equivalents held by Borrower and its Subsidiaries is not less than Thirty Million Dollars ($30,000,000), (ii) in the case of the second occurrence of a prepayment required under this clause (e) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year(s), immediately after giving effect to such payment the aggregate amount of Cash and Cash Equivalents held by Borrower and its Subsidiaries is not less than Forty Million Dollars ($40,000,000) and (iii) in the case of the each subsequent occurrence of a prepayment required under this clause (e) due to Excess Cash Flow exceeding zero Dollars ($0) for such Fiscal Year(s), immediately after giving effect to such payment the aggregate amount of Cash and Cash Equivalents held by Borrower and its Subsidiaries is not less than Fifty Million Dollars ($50,000,000). Borrower shall include reasonably detailed calculations of Excess Cash Flow and the prepayment amount (including any component thereof) in the Compliance Certificate required to be delivered with such financial statements and otherwise in accordance with clause (g) below. If such audited financials are not available or not delivered as required, Agent may elect to calculate Excess Cash Flow with reference to the December 31 quarterly financials or monthly financials, as determined by Agent in its sole discretion.

(f) Project Documents. In the event that any mandatory prepayment is required under clause (D) of Section 3.05(c)(i) in the DOE Guarantee Agreement, such prepayment shall be applied to the DOE Loan and the Loans, Ratably.

(g) Prepayment Certificate. By or before 12:00 p.m. (New York City time) at least twelve (12) Business Days prior to any prepayment under this Section 2.10 or as soon as practicable thereafter, Borrower shall deliver written notice to Administrative Agent providing the proposed date of the prepayment, a reasonably detailed calculation of the prepayment and the sub-clause of this Section 2.10 pursuant to which the payment is being made. Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a) through 2.10(f) or as soon as practicable thereafter, Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow (as the case may be), and the Total Prepayment Amount owing to Lenders under the Fee Letter, if any, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received by the Credit Parties or their Subsidiaries exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h) Prepayments Generally. Nothing contained in this Section 2.10 shall permit any Credit Party or any of its Subsidiaries to take any action that is otherwise prohibited by the terms and conditions of this Agreement.

2.11 Application of Prepayments/Reductions.

(a) Application of Prepayments by Type of Loans. Subject to the Intercreditor Agreement, any voluntary prepayments of Loans pursuant to Section 2.9 and any mandatory prepayment of any Loan pursuant to Section 2.10 shall be applied as follows:

first, to the payment of all fees, costs, indemnities or other expenses then due pursuant to this Agreement or in any other Credit Document (including, without limitation, expenses and indemnities specified in Sections 2.10 and 10.3), to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest);

fourth, to the payment of, as applicable, the Total Prepayment Amount, if any, on any Loan;

fifth, except as otherwise set forth in Section 2.11(b) in connection with any Waivable Mandatory Prepayment, to prepay Term Loans (inclusive of any Capitalized Interest) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

sixth, except as otherwise set forth in Section 2.11(b) in connection with any Waivable Mandatory Prepayment, to prepay Revolving Loans (inclusive of any Capitalized Interest) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof), together with a corresponding permanent reduction of the Revolving Commitment;

seventh, to the payment in full of all other Obligations; and

eighth, upon satisfaction in full of all Obligations, to Borrower or as otherwise required by law.

Subject to items “first” through “seventh” preceding, Administrative Agent shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(b) Waivable Mandatory Prepayment. In the event a Credit Party (or any of its Subsidiaries) is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than twelve (12) Business Days prior to the date (or such shorter period permitted by Administrative Agent in its sole discretion or as may be required due to the later occurrence of the event giving rise to such requirement) (the “Required Prepayment Date”) on which any Credit Party (or any of its Subsidiaries) is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment in accordance with the requirements set forth in Section 2.10(g), and Administrative Agent will thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Administrative Agent of its election to do so on or before 12:00 p.m. (New York City time) the first (1st) Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Administrative Agent of its election to exercise such option on or before 12:00 p.m. (New York City time) the first (1st) Business Day prior to the Required Prepayment Date shall be deemed not to have elected to exercise such option). On the Required Prepayment Date, Borrower shall (or cause any Subsidiary to) pay to Administrative Agent an amount (the “Required Mandatory Prepayment Amount”) equal to (x) the amount of the Waivable Mandatory Prepayment less (y) an amount equal to that portion of the Waivable Mandatory Prepayment that would otherwise be payable to those Lenders that have elected to exercise such option. The Required Mandatory Prepayment Amount shall be applied to prepay the Loans of those Lenders that have elected (or have been deemed to have elected) not to exercise such option (which prepayment shall be applied in accordance with Section 2.11(a)). Such Required Mandatory Prepayment Amount shall include any fees payable pursuant to the Fee Letter (including without limitation the applicable Total Prepayment Amount).

2.12 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day (unless determined otherwise by Administrative Agent in its sole discretion).

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent shall promptly distribute to each Lender at such address or account as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 11:00 a.m. (New York City time) shall be a non-conforming payment (unless determined otherwise by Administrative Agent in its sole discretion). Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt written notice to Borrower and each applicable Lender (which may be by electronic mail) if any payment is non-conforming. Any non-conforming payment may constitute or become an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such payment is actually received by Administrative Agent (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) from the date such amount was due and payable until the date such amount is paid in full and from and after the date such non-conforming payment constitutes an Event of Default such interest shall accrue at the Default Rate determined pursuant to Section 2.6.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document (including, without limitation, any Administrative Agent Advances) for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.13 Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or the Fee Letter or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it in accordance with the express terms of this Agreement.

2.14 Increased Costs; Capital Requirements.

(a) Compensation for Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Loan principal, Commitments, or other obligations under the Credit Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(i) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(ii) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iii) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.14(a) or 2.14(b) shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15 Taxes; Withholding, etc.

(a) Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.15(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.15, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Administrative Agent in its sole discretion.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of U.S withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(g)(ii)(A), 2.15(g)(ii)(B) and 2.15(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E) Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to Borrower, on or prior to the date on which it becomes Administrative Agent, either (x) a properly completed and duly signed copy of IRS Form W-9 or (y) a properly completed and duly signed copy of IRS Form W-8ECI with respect to payments to be received under the Credit Documents for its own account and a properly completed and duly signed copy of IRS Form W-8IMY evidencing its agreement with Borrower to be treated as a U.S. person for U.S. federal withholding tax purposes.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Tax Treatment. The Credit Parties and the Lenders hereby acknowledge and agree that, for U.S. federal income tax purposes,

(i) Each Term Loan shall be treated as debt (and not as equity) under Section 385 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, and shall be treated as a debt instrument that is not a “contingent payment debt instrument” within the meaning of Treasury Regulation Section 1.1275-4;

(ii) Each draw of the Term Loan and concurrent issuance of Equity Instruments constitutes an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code;

(iii) As soon as reasonably practicable (and in no event later than ten (10) Business Days) after the Closing Date with respect to the Initial Term Loan, and at least ten (10) Business Days prior to each closing of a Delayed Draw Term Loan, Borrower shall deliver to the Administrative Agent its proposed determination, which determination shall be made reasonably and in good faith, of the issue price of the applicable Term Loan in accordance with Treasury Regulations Section 1.1273-2(h)(1) together with supporting calculations (including the fair market value of the Equity Instruments being issued in connection with such Term Loan), and Borrower shall consider in good faith Administrative Agent’s comments to such proposed determination;

(iv) with respect to the First Omnibus Amendment, the Term Loans were not “traded on an established market” (within the meaning of Treasury Regulations Section 1.1273-2(f)) because there were no sales of, or firm or indicative quotes for, the Term Loans at any time during the 31-day period ending 15 days after the date of the First Omnibus Amendment (or, to the knowledge of the parties, at any other time);

(v) with respect to the Second Amendment, the Term Loans are not expected to be “traded on an established market” (within the meaning of Treasury Regulations Section 1.1273-2(f)) because (A) there were no sales of, or firm or indicative quotes for, the Term Loans at any time during the 15-day period ending on the day before the date of the Second Amendment, and (B) there are not expected to be any sales of, or firm or indicative quotes for, the Term Loans at any time during the 31-day period ending 15 days after the Second Amendment Effective Date (or, to the knowledge of the parties, at any other time);

(vi) the First Omnibus Amendment constituted, and the Second Amendment will constitute on the Second Amendment Effective Date (but not upon the mere execution of the Second Amendment), a “significant modification” (within the meaning of Treasury Regulations Section 1.1001-3(e)) of the Term Loans, resulting in a deemed exchange of the unmodified Term Loans for the modified Term Loans, and each such deemed exchange constituted (in the case of the First Omnibus Amendment) or will constitute (in the case of the Second Amendment) a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code and the Treasury Regulations thereunder;

(vii) the use of the proceeds of a Specified Refinancing Transaction to pay, prepay and/or repay the Term Loans pursuant to Section 2.10(c)(ii) constitutes a payment on the Term Loans and not a payment of a fee; and

(viii) Borrower and the Lenders shall report all income tax matters with respect to the Term Loans and Equity Instruments consistent with U.S. federal income tax treatment and issue price determinations provided for by this Section 2.15(i), and shall not take any action or file any Tax return, report or declaration inconsistent therewith, unless: (x) otherwise required by a final determination within the meaning of Section 1313 of the Internal Revenue Code, or (y) with respect to Section 2.15(i)(iii), a Lender notifies Borrower that it is taking a different position and properly discloses such position in accordance with Treasury Regulations Section 1.1273-2(h)(2).

(j) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Credit Document.

2.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and as set forth in Section 10.5(b) and Section 10.5(e); and

(ii) Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

2.17 Mitigation of Obligations. If any Lender requests compensation under Section 2.14(a) or 2.14(b), or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.15 as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender and (iii) would not otherwise adversely affect the Loans or Commitments, as applicable, of such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3. CONDITIONS PRECEDENT

3.1 Closing Date.

(a) The obligation of each Lender to make the Initial Term Loan A on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(i) Credit Documents. Administrative Agent shall have received copies of (i) each Credit Document, duly executed and delivered by each applicable party thereto, (ii) the Master Intercompany Note duly executed and delivered by the parties thereto, and (iii) each Equity Instrument required to be issued on the Closing Date has been duly authorized, validly issued and delivered by Borrower and duly executed by the parties thereto, in each case, in form and substance satisfactory to Administrative Agent and the Lenders in their sole discretion.

(ii) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors, sole member or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date and the issuance of all Equity Instruments from time to time required by the Credit Documents, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(iii) Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries shall be as set forth on Schedule 4.2.

(iv) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the execution, delivery and performance of the Credit Documents to which such Credit Party is a party and the transactions contemplated by the Credit Documents, and each of the foregoing shall be in full force and effect and in form and substance satisfactory to Administrative Agent in its sole discretion. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(v) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(A) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the Pledge and Security Agreement, the Intellectual Property Security Agreements and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(B) a completed Perfection Certificate dated as of the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search or otherwise in existence (other than any such financing statements in respect of Permitted Liens), and (C) evidence satisfactory to Collateral Agent of the termination and release of all Liens (other than Permitted Liens) or that arrangements for such terminations and release have been made;

(C) any Share Certificates representing shares of Capital Stock owned by or on behalf of any Credit Party constituting Collateral as of the Closing Date, together with undated stock powers (or their equivalent) with respect thereto executed in blank;

(D) opinions of counsel with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is organized as Collateral Agent may reasonably request, in each case in form and substance satisfactory to Collateral Agent in its sole discretion; and

(E) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(vi) CapEx Budget, 13-Week Forecast, and Cash reports. Lenders shall have received from Borrower the CapEx Budget, the 13-Week Forecast, and a detailed sources and uses for proceeds from the Initial Term Loan (including all aged payables), in each case, in form and substance satisfactory to Administrative Agent in its sole discretion.

(vii) Evidence of Insurance. Collateral Agent shall have received a certificate from Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, on behalf of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(viii) Opinions of Counsel to Credit Parties. Agents, Lenders and their respective counsel shall have received the favorable written opinions of Haynes & Boone LLP, counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance satisfactory to Administrative Agent in its sole discretion (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(ix) Fees. Borrower shall have paid all fees payable to the Lenders pursuant to the Fee Letter.

(x) Solvency Certificate. Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by the Loans to be made on the Closing Date, Borrower and its Subsidiaries are and will be Solvent.

(xi) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto, which shall include (without limitation) certifications with respect to clauses (a)(xii), (xvi), (xvii) and (xix) of this Section 3.1 and Section 3.2(c).

(xii) Compliance. Immediately prior to and after giving effect to the Borrowing of the Initial Term Loan (and the application of the proceeds therefrom), each Credit Party shall be in compliance with all the terms and provisions set forth herein and in each other Credit Document on its part to be observed or performed, including all financial covenants set forth in Section 6.8.

(xiii) Atlas Facility. Administrative Agent shall have received a fully executed Payoff Letter satisfactory to Administrative Agent in its sole discretion confirming that, subject to receipt of the Interest Escrow Amount and the Agreed Payoff Amount (each as defined in the Payoff Letter), all obligations owing by any Credit Party or its Subsidiaries in respect of the Atlas Facility shall be deemed repaid in full (other than the Specified Deferred Payments) and that all Liens and other obligations in respect thereof (and any rights or licenses granted to any lender or other third party in connection therewith) shall be released and terminated. The executed joint written termination notice of the Three-Party Escrow Service Agreement between Eos Energy Technology Holdings LLC, ACP Post Oak Credit I LLC and NCC Group Software Resilience (NA) LLC dated July 29, 2022 shall have been executed and delivered.

(xiv) [Reserved].

(xv) Due Diligence. Administrative Agent shall have completed its business, legal, market and collateral due diligence, in each case, the results of each of which shall be satisfactory to Administrative Agent in its sole discretion.

(xvi) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the sole discretion of Administrative Agent, singly or in the aggregate, materially impairs the consummation of the transactions contemplated hereunder or any of the other transactions contemplated by the Credit Documents, or that could reasonably be expected to have a Material Adverse Effect (individually or in the aggregate).

(xvii) No Material Adverse Change. Since December 31, 2023, no event, circumstance, development or change shall have occurred that has resulted in or caused, or could reasonably be expected to result in or cause, either individually or in the aggregate, a Material Adverse Effect.

(xviii) U.S. Patriot Act and Similar Disclosures. The Agent and each Lender shall have received at least five (5) Business Days prior to the Closing Date (a) all documentation and other information about Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by Administrative Agent or the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) a Beneficial Ownership Certification from each Credit Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(xix) Accuracy of Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

(b) The obligation of each Lender to make the Initial Term Loan B no later than one (1) Business Day after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before such Borrowing Date:

(i) Atlas Facility. The Termination Date (as defined in the Payoff Letter) shall have occurred.

(ii) Fees. Borrower shall have paid all fees payable pursuant to the Fee Letter and all reasonable fees, costs and expenses of Agents and the Lenders party hereto incurred in connection with the negotiation, preparation and execution of this Agreement, including, without limitation, all reasonable legal fees and expenses of Cooley LLP, counsel to Administrative Agent.

(iii) Equity Instruments. Borrower shall have issued to the Lenders or their assignees or designees (including without limitation any Approved Fund) Equity Instruments such that, after giving effect to such issuance, the Equity Instruments Coverage Condition is satisfied, as determined by Administrative Agent and the Lenders in their sole discretion.

3.2 All Borrowings. The obligation of each Lender to make a Loan is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before each Borrowing Date:

(a) Borrowing Request. Administrative Agent shall have received (i) a Borrowing Request for the relevant Borrowing as required by Section 2.1(c), duly executed by an Authorized Officer of Borrower and (ii) with respect to any Revolving Loan, evidence satisfactory to Administrative Agent confirming such Lender’s agreement to provide the requested Revolving Loan.

(b) Accuracy of Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on the date of the Borrowing Request and as of the Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date.

(c) No Defaults. As of the date the Borrowing Request and at the time of and after giving effect to each Borrowing, no event, fact or circumstance exists that constitutes a Default or an Event of Default.

(d) No Material Adverse Change. As of the date the Borrowing Request and at the time of and after giving effect to each Borrowing, no event, circumstance, development or change (either individually or in the aggregate) shall have occurred that has resulted in or caused, or could reasonably be expected to result in or cause, a Material Adverse Effect.

(e) Milestones. With respect to each Delayed Draw Term Loan, Administrative Agent and the Lenders shall have received evidence demonstrating that Borrower has satisfied the milestone set forth in the Milestone Schedule applicable to such tranche of Delayed Draw Term Loans, as determined by Administrative Agent and the Lenders in their sole discretion.

(f) CapEx Budget. With respect to each Delayed Draw Term Loan, Administrative Agent and the Lenders shall have received evidence demonstrating that there has been no adverse deviation from the CapEx Budget or 13-Week Forecast then in effect in any material respect, as determined by Administrative Agent and the Lenders in their sole discretion.

(g) Equity Instruments. With respect each Delayed Draw Term Loan, Borrower shall have issued to the Lenders or their assignees or designees (including, without limitation, any Approved Fund) Equity Instruments such that, after giving effect such issuance, the Equity Instruments Coverage Condition is satisfied, as determined by Administrative Agent and the Lenders in their sole discretion.

(h) Fees. With respect to each Delayed Draw Term Loan, Borrower shall have paid to the Lenders all fees payable pursuant to the Fee Letter.

(i) Compliance. Immediately prior to and after giving effect to any Borrowing (and the application of the proceeds therefrom), each Credit Party shall be in compliance with all the terms and provisions set forth herein and in each other Credit Document on its part to be observed or performed, including, without limitation, the CapEx Budget.

(j) Other Documents. Administrative Agent shall have received any other documents any Agent may reasonably request.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Loans on the Closing Date, each Credit Party represents and warrants to each Agent and Lender that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification.  Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own (or lease pursuant to lease agreements) and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case with respect to clause (c), except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization of each of Borrower and its Subsidiaries is set forth on Schedule 4.1.

4.2 Capital Stock and Ownership; Certain Intercompany Loans. The Capital Stock of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party or any of its Subsidiaries is a party requiring, and there is no Capital Stock of any Credit Party or any of its Subsidiaries outstanding which upon conversion, exchange or exercise would require, the issuance by any Credit Party or any of its Subsidiaries of any additional Capital Stock of any Credit Party or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, any Capital Stock of any Credit Party or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of each Credit Party and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate or other organizational action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Credit Party or any of its Subsidiaries, in each case, in any material respect, (ii) any of the Organizational Documents of any Credit Party or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other Governmental Authority binding on any Credit Party or any of its Subsidiaries; (b)  conflict with, result in a breach of or constitute (with due notice or lapse of time or both), a material default or accelerate or trigger any obligations or grant of rights, under any Contractual Obligation of any Credit Party or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and (y) such approvals or consents which are set forth on Schedule 4.4.

4.5 Governmental Consents. The execution, delivery and performance by, or the enforcement against, each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) such as have been obtained or made and are in full force and effect or (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency examinership, reorganization, moratorium, liquidation or similar laws relating to or affecting generally the enforcement of limiting creditors’ rights and remedies or by other equitable principles of general application relating to enforceability. (b) as limited by applicable law and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

4.7 Historical Financial Statements. The Historical Financial Statements and the financial statements delivered by Borrower pursuant to Sections 5.1(a), (b) and (c) (if any) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to known changes resulting from normal year-end adjustments. Neither any Credit Party nor any of its Subsidiaries (i) as of the Closing Date, has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of Borrower and its Subsidiaries taken as a whole and (ii) has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the financial statements most recently delivered by Borrower pursuant to Sections 5.1(a), (b) and (c) or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of Borrower and its Subsidiaries taken as a whole.

4.8 CapEx Budget; 13-Week Forecast. The 13-Week Forecast of Borrower and its Subsidiaries provided to Administrative Agent on or prior to the Closing Date and any subsequent 13-Week Forecast delivered pursuant to Section 5.1(j) are based on good faith estimates and assumptions that Borrower believes are reasonable; provided that the 13-Week Forecasts are not to be viewed as facts and that actual results during the period or periods covered by the 13-Week Forecasts may differ from such 13-Week Forecasts and that the differences may be material. The CapEx Budget has been prepared in good faith, with due care and based upon assumptions Borrower believes to be reasonable. To the knowledge of Borrower, no facts exist that (either individually or in the aggregate) would result in any material change in the 13-Week Forecasts or the CapEx Budget.

4.9 No Material Adverse Change. Since December 31, 2023, no event, circumstance, development or change (either individually or in the aggregate) has occurred that has resulted in or caused, or could reasonably be expected to result in or cause, a Material Adverse Effect.

4.10 Adverse Proceedings, etc.  There are no material Adverse Proceedings that, individually or in the aggregate could reasonably be expected to result in liability exceeding Two Million Five Hundred Thousand Dollars ($2,500,000), except as set forth in Schedule 4.10 hereto. Except as set forth in Schedule 4.10 hereto, no Credit Party nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in liability exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to in liability exceeding One Million Dollars ($1,000,000).

4.11 Payment of Taxes. All U.S. federal and state income tax returns and reports and all other material tax returns and reports of each Credit Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns as due and payable, and all other material Taxes of each Credit Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been timely and properly paid except taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP and set forth in Schedule 4.11 hereto. There is no material Tax assessment or deficiency that has been, or could reasonably be expected to be, asserted against any Credit Party or any Subsidiary.

4.12 Properties.

(a) Title. Each Credit Party and its Subsidiaries has (i) good, sufficient and legal title to, (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property, including any Real Estate Assets), and (iii) valid licensed rights in, all of their respective properties and assets material to, or necessary for the conduct of, their businesses. All such properties and assets are free and clear of Liens except for Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, leasehold interests, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Credit Party has any knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. The Real Estate Assets are sufficient for the Borrower’s business and operations.

4.13 Environmental Matters. (a) Each Credit Party and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and any past noncompliance has been fully resolved without any pending, on-going or future obligation or cost; (b) each Credit Party and each of its Subsidiaries has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials that would reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its Subsidiaries or related to any Real Estate Assets; (d) there are no pending material Environmental Claims against any Credit Party or any of its Subsidiaries, and no Credit Party nor any of its Subsidiaries has received any written notification of any alleged violation of, or liability pursuant to, any Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (e) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

4.14 No Defaults. No Credit Party nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a material default.

4.15 Material Contracts. Schedule 4.15, which may be supplemented from time to time to reflect any updates provided pursuant to Section 5.1(m), contains a true, correct and complete list of all the Material Contracts, and all the Material Contracts are in full force and effect and, to the knowledge of each Credit Party, no existing or forthcoming breach or default thereunder. Each Credit Party has delivered or made available to Administrative Agent true, correct and complete copies of each Material Contract (including any amendments, modifications, and supplements thereto) in effect and not previously delivered or made available to Administrative Agent. Except as described with specificity next to any individual Material Contract set forth on Schedule 4.15, no Credit Party is subject to any contract that contains any (i) non-competition or exclusivity obligations, (ii) minimum purchase obligations (whether by volume or percentage of requirements), (iii) requirement to pay a royalty, commission or revenue or profit share to any third party.

4.16 Governmental Regulation.  No Credit Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party nor any of its Subsidiaries is or is required to be registered as a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17 Margin Stock.  No Credit Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board.

4.18 Employee Matters.

(a) Compliance with Employment Laws. Each Credit Party and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities pertaining to employment and employment practices, including wages, hours, compensation, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights and benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health. There are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other legal proceedings against any Credit Party or any of its Subsidiaries pending or to the knowledge of any Credit Party or any of its Subsidiaries, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement (or termination of employment or engagement) of any current or former employee, applicant, contractor, or other individual service provider of any Credit Party or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable law. No Credit Party nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local law, no such "plant closing" or "mass layoff" will be implemented before the Closing Date without advance notification to and approval of Lenders, and there has been no "employment loss" as defined by the WARN Act within the ninety (90) days prior to the Closing Date. With respect to each Credit Party and each of its Subsidiaries, all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance, change of control payments or acceleration, or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable law.

(b) Labor. No Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party or any of its Subsidiaries, or to the best knowledge of each Credit Party, threatened against any of them before the National Labor Relations Board (or the equivalent in any foreign jurisdiction) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or any of its Subsidiaries or to the best knowledge of each Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party or any of its Subsidiaries, and (c) to the knowledge of each Credit Party, no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and, to the knowledge of each Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) as could not reasonably be expected to have a Material Adverse Effect.

(c) Misconduct Claims. In the last three (3) years, (i) there have been no reported internal or external complaints accusing any supervisory or managerial employee of any Credit Party or any of its Subsidiaries of sexual harassment or sexual misconduct, and no investigations as to any such matters and (ii) there has been no settlement of, or payment arising out of or related to, any claim, litigation or complaint with respect to sexual harassment or sexual misconduct.

(d) Workplace Safety Claims. No Credit Party nor any of its Subsidiaries is engaged in any employment practice regarding employee safety or health that could reasonably be expected to have a Material Adverse Effect. There is no complaint pending against any Credit Party or any of its Subsidiaries, or to the best knowledge of each Credit Party or any of its Subsidiaries, threatened against any of them before the Occupational Safety and Health Administration (or the equivalent in any other jurisdiction). Schedule 4.18(d) contains a contains a true, correct and complete chart of all matters involving a Credit Party or any of its Subsidiaries and a Governmental Authority pertaining to employee safety or health, with (i) a description of the nature of the matter; (ii) the date on which the applicable Credit Party or its Subsidiary was made aware of such matter; (iii) the actions taken to address such matter; (iv) a description of whether such matter is pending, and if so, an expected date on which such matter will be resolved.

4.19 Employee Benefit Plans.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) each Credit Party and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and the terms thereof, and have performed all their obligations under each Employee Benefit Plan; (ii) there are no pending or, to the best of each Credit Party’s knowledge, threatened claims, actions, or lawsuits or action with respect to an Employee Benefit Plan; (iii) no Credit Party nor an of its Subsidiaries could reasonably be expected to be subject to a tax or penalty imposed by Section 502(i) or (l) of ERISA; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) each Credit Party and each of its Subsidiaries have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (vi) there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan.

(b) The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan by an amount that could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Credit Party, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, could not reasonably be expected to result in a Material Adverse Effect.

(c) The liabilities of any Employee Benefit Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its Subsidiaries, do not create a Material Adverse Effect.

(d) Neither the Credit Party nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (whether contingent or otherwise) with respect to any (i) Pension Plan, or a (ii) Multiemployer Plan.

(e) Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified and has either (a) received a favorable determination from the IRS or (b) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS, and, to each Credit Party’s knowledge, nothing has occurred subsequent to the issuance of such determination, opinion, or advisory letter which would cause such Employee Benefit Plan to lose its qualified status.

(f) The underlying assets of each Credit Party do not constitute Plan Assets of one or more Benefit Plans and the execution, delivery and performance of this Agreement and the other Credit Documents do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

4.20 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.21 Solvency. Each Credit Party is and, upon the incurrence of any Loans on any date on which this representation and warranty is made, will be, Solvent.

4.22 Security Documents.

(a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) and the proceeds thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and (i) when the certificates evidencing Pledged Interests (as defined in the Pledge and Security Agreement) are delivered to Collateral Agent (together with blank endorsements), the Lien created under the Pledge and Security Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Equity Interests (as defined in the Pledge and Security Agreement) in each case prior and superior in right to any adverse claim of any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 2 thereto, the Lien created under the Pledge and Security Agreement will constitute a perfected First Priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral in which such a Lien can be perfected through such filings.

(b) Upon the recordation of any Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 2 of the Pledge and Security Agreement, the Lien created under the Pledge and Security Agreement shall constitute a perfected First Priority Lien on, and security interest in, all right, title and interest of the Credit Parties in the Pledged IP (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the date hereof).

4.23 Compliance with Laws, etc.  Each Credit Party and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its assets and property, in each case, in all material respects.

4.24 Intellectual Property.

(a) Schedule 4.24(a)(i) provides a complete list of all registered copyrights, registered trademarks, and patents, and applications for any of the foregoing, owned by or filed in the name of any Credit Party or any of its Subsidiaries throughout the world, together with (x) the owner of such item, (y) the jurisdiction in which such item is issued, registered or pending, and (z) the issuance, registration or application date and number of such item (“Registered IP”). Schedule 4.24(a)(ii) provides a complete list of all agreements pursuant to which any Credit Party or any of its Subsidiaries has granted any license or rights in Intellectual Property to any other Person, except for non-exclusive licenses granted in the ordinary course of business. All Registered IP is subsisting and in compliance with all legal requirements, filings, payments, and other actions that are required to maintain such Registered IP in full force and effect. To each Credit Party’s knowledge, all Registered IP that is registered or issued in the name of such Credit Party or such Subsidiary is valid and enforceable.

(b) (i) Each of the Credit Parties owns exclusively, or is licensed to use, all Intellectual Property necessary for or used in the conduct of its business, (ii) no claim has been asserted and is pending by any Person challenging or questioning the ownership, registration or use of any Intellectual Property of the Credit Parties or the validity or enforceability of any Intellectual Property of the Credit Parties or their Subsidiaries, (iii) the use of Intellectual Property by the Credit Parties or any of their Subsidiaries, the software, products and services offered by the Credit Parties or any of their Subsidiaries, and the conduct of the businesses of the Credit Parties or any of their Subsidiaries do not infringe, misappropriate, or violate on the Intellectual Property rights of any Person, and no claim has been asserted and is pending by any Person alleging such infringement, misappropriation, or violation of the Person’s Intellectual Property rights, (iv) no other Person is infringing, misappropriating, or violating on the Intellectual Property rights of any Credit Party or any of their Subsidiaries, and (v) no Credit Party or Subsidiary has entered into any Restricted License.

(c) The software owned by each Credit Party and Subsidiary and licensed (including as a service) or distributed by such Credit Party or such Subsidiary to other Persons is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, or GNU Affero General Public License) that would require or condition the use or distribution of such software, on the disclosure, licensing, or distribution of a material portion of any Source Code of the proprietary software or the license or covenant not to sue of any patent rights of such Credit Party or such Subsidiary.

(d) The Credit Parties and their Subsidiaries have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets owned by the Credit Parties and their Subsidiaries that are necessary to the conduct of their businesses. Schedule 4.24(d) provides a list of agreements in which the Credit Parties and their Subsidiaries have been required to deliver, license or make available the Source Code of its software to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of such Credit Party or Subsidiary. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Credit Party’s or its Subsidiaries’ Source Code to any other Person, including any release of Source Code to any beneficiary of any software escrow arrangement.

4.25 Privacy and Data Security. Each Credit Party and its Subsidiaries complies, and during the past three (3) years has complied, in all material respects with (a) all Privacy and Information Security Requirements, (b) its Privacy Notices, (c) all Contractual Obligations relating to Processing of Personal Data, and (d) all Contractual Obligations relating to the use and sharing of Personal Data. No Credit Party nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any other Person, has received any notice, allegation, complaint or other communication, and to the knowledge of each Credit Party, there is no pending investigation by any Governmental Authority or payment card association, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to any Credit Party or any of its Subsidiaries. To the knowledge of each Credit Party, no Credit Party nor any of its Subsidiaries has suffered a security breach with respect to any of the Company Data, and there has been no unauthorized or illegal use of or access to any Company Data. No Credit Party nor any of its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data. Each Credit Party and each of its Subsidiaries has provided the requisite notices and obtained all required consent, and satisfied all other requirements (including but not limited to notification to Governmental Authorities), necessary for such Credit Party’s, or its Subsidiary’s Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in consummation of the transactions contemplated hereunder.

4.26 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party or its Subsidiaries, in the case of any document not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby. The information included in the Beneficial Ownership Certification is true and correct in all respects.

4.27 Patriot Act, OFAC. To the extent applicable, each Credit Party and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). Each Credit Party has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Credit Party and its directors, officers, employees and agents with Anti-Corruption and Anti-Bribery Laws and applicable Sanctions. Each Credit Party, and to the knowledge of each Credit Party, each of their respective officers, employees, directors and agents are in compliance with Anti-Corruption and Anti-Bribery Laws and applicable Sanctions in all material respects. No Credit Party nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any director, officer, employee, agent or Affiliate of any Credit Party, (a) is a Sanctioned Person or Sanctioned Country, (b) has assets located in a Sanctioned Country, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No Credit Party nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any of their respective directors, officers, employees or agents, is a Sanctioned Person. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption and Anti-Bribery Laws.

4.28 Anti-Money Laundering Laws.  No Credit Party nor any of its Subsidiaries and, to the knowledge of any Credit Party, any officers or directors of such Credit Party or such Subsidiary (i) has violated or is in violation, in each case in any material respect, of any applicable Anti-Money Laundering Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

4.29 Senior Indebtedness.  All Obligations including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and other Obligations, and fees and expenses in connection therewith, rank and will rank at least pari passu in priority of payment and in all other respects with all of its other present and future unsecured and unsubordinated Indebtedness and other obligations of the Credit Parties. Each Credit Party acknowledges that each Agent and each Lender is entering into this Agreement and is extending its Commitments in reliance upon this representation and warranty.

4.30 Production Tax Credits.

(a) Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, and orders of any Governmental Authority necessary or advisable to ensure eligibility for all Production Tax Credits that could be available to Borrower and/or such Subsidiary.

(b) Borrower and its Subsidiaries have, on a timely basis, taken all advisable or required actions by any Governmental Authority with respect to all claims for Production Tax Credits that could be available to Borrower and/or such Subsidiary.

(c) All claims (including, without limitation, all applications, filings, policies and notices with respect to any claim) for all Production Tax Credits available to Borrower and/or such Subsidiary are in accordance with all applicable laws, rules, regulations and orders, and the application and presentation thereof in Borrower’s financial statements are in conformity with GAAP.

4.31 Commissions. Neither the Credit Parties, nor any of their Subsidiaries, owes, nor has ever paid, any commissions, royalties, finder’s fee, bounty or revenue/profit share payments to any third parties (“Commission Payment”), including sales agents, referral partners, distributors, installation partners, resellers, marketing agents or similar partners, in connection with the sale, lease or distribution of its products or services, and neither the Credit Parties, nor any of their Subsidiaries, have any pending negotiations with any third party relating to the sale, lease or distribution of its products or services that, if consummated, would require any Commission Payment.

5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations with respect to which no claim has been asserted), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, each of the covenants in this Section 5.

5.1 Financial Statements and Other Reports. Unless otherwise provided below, Borrower will deliver to Administrative Agent for distribution to the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Annual Plan for the Fiscal Year covered by such financial statements, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent in its sole discretion (which report shall be unqualified as to scope of audit and not contain any going concern qualification or emphasis matter, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter and commencing with the Fiscal Quarter ending June 30, 2024), the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Annual Plan and CapEx Budget for the current Fiscal Year covered by such financial statements, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (commencing with the month ending May 31, 2024), the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures from the Annual Plan and CapEx Budget for the current Fiscal Year, all in reasonable detail and in form and substance satisfactory to Administrative Agent in its sole discretion, together with a Financial Officer Certification with respect thereto, provided, however, that such monthly financial statements (i) required by this Section 5.1(c) for any month ended prior to October 31, 2024 shall not be required to be prepared in accordance with GAAP and (ii) for any month-end that is also the end of a Fiscal Quarter, shall be delivered together with such Fiscal Quarter reporting under clause (b) above;

(d) Compliance Certificate; Cash Balances. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) a duly executed and completed Compliance Certificate, including (without limitation) evidence of the Cash and Cash Equivalents held by Borrower and each of its Subsidiaries; provided that, notwithstanding the foregoing, Administrative Agent may require evidence of the Cash and Cash Equivalents on a more frequent basis;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form satisfactory to Administrative Agent in its sole discretion;

(f) Notice of Default. Within three (3) Business Days of Borrower’s obtaining knowledge of the occurrence of (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party or its Subsidiaries with respect thereto, (ii) that any Person has given any notice to any Credit Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences or could be reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, default, event or condition, and what action Borrower (or such Credit Party) has taken, is taking and proposes to take with respect thereto;

(g) Intellectual Property Notice. Together with each Compliance Certificate required to be delivered under Section 5.1(d) for each month, written notice of (i) the registration of any copyright, patent or trademark, or the filing of any application for any of the foregoing, including any subsequent ownership right of any Credit Party or any of its Subsidiaries in or to any registered copyright, patent or registered trademark or application for any of the foregoing not shown in the Credit Documents, and (ii) any Credit Party’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of any Credit Party’s or any of its Subsidiaries’ Intellectual Property;

(h) Notice of Litigation. Within three (3) Business Days of any officer of any Credit Party obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Credit Parties to Administrative Agent or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect or to result in liability exceeding $2,500,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Credit Document, written notice thereof together with such other information as may be reasonably requested by Administrative Agent and available to any Credit Party to enable Administrative Agent and their counsel to evaluate such matters;

(i) ERISA. (i) Promptly upon the occurrence of or upon any officer of any Credit Party becoming aware of the forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action such Credit Party, its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of all notices received by any Credit Party or any of its Subsidiaries from a Multiemployer Plan sponsor concerning an ERISA Event;

(j) Annual Plan; 13-Week Variance Reports. (i) As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, commencing with the Fiscal Year beginning January 1, 2025, (A) a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (an “Annual Plan”), including a forecasted consolidated balance sheet cash flows of Borrower and its Subsidiaries for the end of each calendar month of such Fiscal Year and (B) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each calendar month of each such Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form satisfactory to Administrative Agent in its sole discretion and (ii) on or prior each Wednesday of each calendar week (commencing on June 26, 2024) (A) a variance report (x) showing actual cash receipts and disbursements for the four (4) week period ending the week prior to the reporting date and (y) providing an explanation for all material variances to the 13-Week Forecast, (B) an updated 13-Week Forecast for the current week and the immediately following consecutive 12 weeks, set forth on a monthly basis, in form acceptable to the Administrative Agent in its sole and absolute discretion, (C) a report showing the amount of cash payments by Borrower to third parties during the one (1) calendar month period prior to the reporting date and (D) a report in respect of such week setting out in reasonable detail progress made with respect to the 13-Week Forecast and (if applicable) the reason for any delays or cost overruns, and expenditure under the 13-Week Forecast, together with an explanation for any deviations therefrom;

(k) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, (i) a report outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries and (ii) a summary from an Authorized Officer of Borrower (which may be delivered via electronic mail) of all material insurance coverage planned to be maintained by Borrower and its Subsidiaries in the immediately succeeding Fiscal Year, each report in form and substance satisfactory to Administrative Agent in its sole discretion;

(l) Progress Report. On or before the fifth (5th) Business Day of each calendar month, a report in respect of such month setting out in reasonable detail progress made with respect to the transactions contemplated by the CapEx Budget and (if applicable) the reason for any delays or cost overruns, and expenditure under the CapEx Budget, together with an explanation for any deviations therefrom;

(m) Notice Regarding Certain Dispositions and Material Contracts. Within three (3) Business Days (or such longer period as agreed in writing by Administrative Agent in its sole discretion) after (i) any disposition of collateral (not including the liquidation of obsolete inventory to third parties on an arm’s-length basis) that is the subject of any Collateral Document, or the incurrence of any contractual obligations with respect to any disposition of collateral the subject of any Collateral Document permitted under this Agreement if the aggregate Cash and non-Cash consideration (including assumption of Indebtedness) in connection with such disposition is (or could reasonably be expected to become) One Million Dollars ($1,000,000) or more, which notice shall identify the related purchaser(s), the anticipated closing date of such disposition and the aggregate Cash and non-Cash consideration (including assumption of Indebtedness) to be paid in connection with such disposition; (ii) any Material Contract of any Credit Party or any Subsidiary, is terminated or amended in a manner that is adverse to such Credit Party or Subsidiary or adverse to the interests of any Agent or Lender, as the case may be, or (iii) Borrower’s obtaining knowledge of any forthcoming or existing breach, default or event of default (however defined) under a Material Contract that gives the non-defaulting party the right to terminate such Material Contract, or any modification, amendment, or supplement to a Material Contract that could reasonably be expected to be adverse to such Credit Party or Subsidiary or adverse to the interests of any Agent or Lender, as the case may be; or (iv) the end of any Fiscal Quarter during which any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts together with an updated Schedule 4.15, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto;

(n) Board Materials. Borrower shall deliver to Administrative Agent (i) copies of copies of any detailed audit reports or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of such Credit Party or any Subsidiary thereof, or any audit of any of them and (ii) all reports submitted to the board of directors (or any committee of the board of directors) of any Credit Party or any of its Subsidiaries, in each case, simultaneously with delivery of such reports to the board of directors (or committees thereof); provided that Borrower shall not be required to provide any information or materials relating to any discussion of any dispute or potential dispute relating to, or any refinancing or potential refinancing of, this Agreement;

(o) Information Regarding Corporate Structure. Borrower will furnish to Collateral Agent, at least thirty (30) days’ prior to such change (or such shorter period as agreed in writing by Administrative Agent in its sole discretion), written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s jurisdiction of organization, (iii) in any Credit Party’s identity or corporate structure, or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Credit Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for Collateral Agent at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Credit Party also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(p) Quarterly Collateral Verification. At the time of delivery of quarterly financial statements with respect to the preceding Fiscal Quarter pursuant to Section 5.1(b), each Credit Party shall deliver to Collateral Agent a certificate of an Authorized Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(p) or identifying such changes that have occurred during the prior Fiscal Quarter, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to Section 5.1(g) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(q) Tax Returns. Upon the request of Administrative Agent, copies of each U.S. federal income tax return and any other material tax return filed by or on behalf of any Credit Party;

(r) Management Letters. Promptly after the receipt thereof by any Credit Party or any of its Subsidiaries, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(s) Permitted Tax Credit Transaction. (i) Not less than ten (10) days (or such shorter period as may be agreed by Administrative Agent) prior to the entry into any Permitted Tax Credit Transaction, notice of any such contemplated Permitted Tax Credit Transaction, together with all term sheets, presentations, draft documents, diligence materials and project documents as and when provided or otherwise made available to such Credit Party or Subsidiary, together with pro forma financial statements and forecasts (including calculations verifying compliance with the covenants hereunder after giving effect to any such Permitted Tax Credit Transaction), and (ii) promptly upon the occurrence thereof, copies of any reports and material notices relating to any Permitted Tax Credit Transaction; and

(t) Other Information and Reports. Within five (5) Business Days after their becoming available or being requested, as applicable, (A) copies of (x) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders acting in such capacity or by any Subsidiary of a Credit Party to its security holders other than such Credit Party, (y) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (z) all press releases and other statements made available generally by any Credit Party or any of its Subsidiaries to the public concerning material developments in the business of such Credit Party or any of its Subsidiaries, and (B) such other information and data with respect to any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent

(u) DOE Reports. Without duplication of any other reports or notices required to be delivered to Administrative Agent or Collateral Agent under the Credit Documents, concurrently with delivery to the DOE and/or the DOE Collateral Agent, a copy of any report or notice delivered to the DOE and/or the DOE Collateral Agent pursuant to the DOE Loan Documents, including, without limitation, any report or notice delivered pursuant to Section 8.01 and 8.02 of the DOE Guarantee Agreement.

5.2 Existence. Except as otherwise permitted under Section (b), each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business; provided that no Credit Party (other than Borrower) nor any its Subsidiaries shall be required to preserve any such right or franchise, license or permit, if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises when due and payable, and all claims (including claims for labor, services. materials and supplies) for sums that have become due and payable and that by law have or may result in a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings timely instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all requirements to properly claim in their respective Tax returns and/or monetize the advanced manufacturing production credit under Section 45X.

5.4 Maintenance of Properties; Intellectual Property.

(a) Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. No Credit Party nor any of its Subsidiaries (either itself or through licensees) will do any act or knowingly omit to do any act whereby any Intellectual Property material to the conduct of its business may become abandoned, invalidated, or otherwise impaired.

(b) Maintenance of Project IP. The Borrower shall at all times: (i) acquire and maintain ownership of all Project IP owned by Borrower; or (ii) obtain and maintain its licenses or rights to use all Intellectual Property owned by any other Person, in each case, that are then required by either of them: (A) for the relevant Line, or to achieve Project Completion; or (B) to exercise its rights and perform its obligations under the Major Project Documents, in each case, as applicable at the relevant time.

(c) Protection of Project IP. Each Credit Party shall take all commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, including maintaining and pursuing any application, registration or issuance for Project IP owned by such Credit Party, which it, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which Borrower, has any confidentiality obligation, including by requiring all current and former employees, consultants, licensees, vendors and contractors to execute appropriate confidentiality agreements; and (iii) preserve its rights under and comply in all material respects with the terms and conditions of the Project IP Agreements and any other agreement granting a license to the Project IP. If: (A) any Project IP owned by Borrower or, to Borrower’s knowledge, any Project IP owned by any other Person and licensed under any Project IP Agreement to Borrower becomes, as applicable: (I) abandoned, lapsed, dedicated to the public or placed in the public domain; (II) invalid or unenforceable; or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after Borrower obtains knowledge thereof, Borrower shall notify Administrative Agent thereof.

(d) Continued Security Interest in Project IP.  Borrower shall, promptly upon the reasonable request of any Agent, execute (or procure the execution of) and deliver to DOE any document and take all actions necessary to acknowledge, confirm, register, record or perfect DOE's security interest in any part of the Project IP (including the filing of an Intellectual Property Security Agreement with the United States Patent and Trademark Office, the United States Copyright Office, or the corresponding entities in any applicable jurisdiction), whether such interest is now owned or hereafter acquired (whether by application, registration, purchase or otherwise).

(e) Protection Against Infringement.  In the event that Borrower has knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by any Credit Party is infringed, misappropriated or otherwise violated by any Person, Borrower shall: (a) take, or cause to be taken, actions or inactions that are, in Borrower's reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its rights in such Project IP; and (b) after Borrower obtains knowledge of such infringement, misappropriation or other violation, notify Administrative Agent.

(f) Notice of Borrower's Alleged Infringement.  In the event that Borrower has knowledge of any Adverse Proceeding alleging that any Credit Party, its respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, Borrower shall: (i) take, or cause to be taken, such actions that are, in Borrower's reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect; and (ii) after Borrower obtains knowledge thereof, report such notice or communication relating thereto to Administrative Agent.

(g) License Grant.  Borrower hereby grants and shall cause each applicable Credit Party and each licensor of Project IP under a Project IP Agreement to grant or otherwise permit to grant to the Secured Parties a Secured Parties’ License.

(h) Source Code Escrow.  With respect to all Project Source Code, Borrower shall, and shall cause each applicable Credit Party to, at a Credit Party's cost and expense:

(i) no later than the First Amendment Effective Date, and thereafter, upon execution of any Project IP Agreement granting the right to use or access Source Code enter into a Source Code escrow agreement for the benefit of the Secured Parties with an escrow agent approved by Administrative Agent containing:

(A) terms and conditions (including release conditions, such conditions to include an unwillingness or inability to support or maintain the Software) that are usual and customary for Source Code escrow arrangements satisfactory to Administrative Agent; and

(B) the grant to the Secured Parties by the Credit Party or the third party that licenses Source Code to Borrower, as applicable (effective as of the First Amendment Effective Date, or if acquired later, upon such acquisition date, but enforceable following the occurrence of any release condition specified in the Source Code escrow agreement) of an irrevocable, perpetual, non-exclusive, transferable, sublicensable, fully paid up and royalty-free right and license to Practice, compile and execute any and all Source Code and other materials placed into escrow pursuant to clause (ii) below, solely for purposes of developing, designing, engineering, procuring, constructing, starting up, commissioning, operating and maintaining the Project and achieving Project Completion, as applicable; and

(ii) promptly deposit in escrow (A) a complete, reproducible copy of all Project Source Code that is relevant to the applicable Line, or Project Completion, as applicable; and (B) all revisions, modifications and enhancements to such Project Source Code (including updates, upgrades and corrections thereto, and derivative works thereof) as such revisions, modifications or enhancements are used in or otherwise made available to the Project, in each case, together with all such documentation or materials as are reasonably required to exercise the rights granted in clause (B) above; provided that the foregoing obligations shall be deemed satisfied so long as Credit Parties are in compliance with Section 7.02(g) of the DOE Guarantee Agreement.

(i) Project IP Agreement Terms. Borrower shall ensure that each license agreement that constitutes a Project IP Agreement grants to Borrower: (i) a direct and transferable or sublicensable license; or (ii) an irrevocable, perpetual, and transferable or sublicensable sublicense to Project IP which is owned by any other Credit Party or which is either critical to (or otherwise inextricably embedded in) the Project or not readily replaceable; provided that with respect to Credit Party-owned Project IP, each license and sublicense is fully paid up and royalty-free for Borrower.

5.5 Insurance.  The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self- insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to the time periods set forth in Section 5.17, each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) in the case of each property insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent in its sole discretion, that names Collateral Agent, on behalf of Secured Parties, as the lender’s loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy and ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder.

5.6 Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial, tax and accounting records (including electronic copies), and to discuss its and their affairs, finances, taxes and accounts with its and their officers and independent public accountants and tax advisors, all at the expense of Borrower and upon notice and at such times during normal business hours and as often as may be requested; provided that, unless an Event of Default shall have occurred and be continuing, not more than two such inspections per calendar year shall be required. Notwithstanding anything to the contrary in this Section 5.6, none of the Credit Parties will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that such Credit Party has been advised that (a) in respect of which such disclosure is then prohibited by law or any agreement binding on such Credit Party or (b) is subject to attorney-client privilege or constitutes attorney work product.

5.7 Lender Meetings; Advisor Engagement.

(a) Lender Meetings. Borrower shall offer to Administrative Agent and the Lenders, on a monthly basis, a meeting (either in person or teleconference), in which shall be attended by the then current Chief Executive Officer and the Chief Financial Officer and such other members of management as the Lenders may request, regarding aspects of its operations, business affairs and financial condition, with such specific agenda items to be discussed during such meeting, and such other deliverables and requests to be provided by Borrower to the Lenders regarding aspects of its operations, business affairs and financial conditions in connection with such meeting (including materials supporting the 13-Week Forecast), in each case as requested by any Lender. Borrower agrees that any out-of-pocket expenses incurred in connection with such meetings shall be reimbursable pursuant to Section 10.2. Borrower shall participate, and shall cause such members of management to participate, in any meeting requested by Administrative Agent and the Lenders (i) following delivery of any 13-Week Forecast (or any failure to do so when required by Section 5.1(j)) and (ii) during the sixty (60) day period immediately following the Closing Date, at any time and place reasonably designated by Administrative Agent. Any such meeting described in the foregoing sentence shall, at the request of the Administrative Agent and the Lenders, be attended by any Designated Advisor or other advisor, in each case, as requested by Administrative Agent from time to time.

(b) Designated Advisors.

(i) Administrative Agent may from time to time identify any Designated Advisor to Borrower whose engagement Administrative Agent believes would be of benefit to Borrower or its Subsidiaries. Borrower shall in good faith consider such engagement and, unless Borrower reasonably determines that such engagement would be materially detrimental to Borrower or its Subsidiaries, Borrower shall, or shall cause the applicable Subsidiary, to engage such Designated Advisor at the cost of Borrower or the applicable Subsidiary; provided, that, notwithstanding the foregoing, Borrower and its Subsidiaries shall not, directly or indirectly, terminate any Initial Advisor for one year following the entry of the engagement with such Initial Advisors (other than a termination (x) pursuant to Section 4(b) or Section 4(d) under the services agreements with the Initial Advisors listed in numbers one (1) and two (2) of Schedule 1.2 or (y) for material breach by any such Initial Advisor for failure to perform). Borrower and its Subsidiaries shall make payments required under the relevant agreements with such Designated Advisor as provided therein other than any payment subject to a good faith dispute so long as such dispute is resolved within thirty (30) days of the original payment date thereof. Borrower shall, or shall cause the applicable Subsidiary, to deliver to Administrative Agent any reports, data, documents or other information relating to the engagement of any Designated Advisor promptly following request therefor.

(ii) If an Event of Default has occurred and is continuing: (A) Borrower and each Subsidiary shall, upon request by Administrative Agent, engage any Designated Advisor as Administrative Agent may request at any time and from time to time as specified by Administrative Agent; (B) Borrower and each Subsidiary shall (x) execute any related engagement letters, master service agreements or other related documents and (y) comply with any actions or requested by any management services agreement, statement of work, engagement letter or other similar document entered into in connection therewith; (C) Each Designated Advisor, its representatives and agents shall be permitted to (i) consult and cooperate with officers, members of management, employees, vendors, accountants and other relevant parties, (ii) visit, inspect, audit and monitor the properties and facilities of Borrower and its Subsidiaries upon notice and at during normal business hours, (iii) review all books, documents and records of Borrower and its Subsidiaries, (iv) discuss the affairs, finances and accounts with the representatives of Borrower and its Subsidiaries, and (v) discuss matters with the officers and designated representatives of Borrower and its Subsidiaries (D) Borrower agrees that all fees, expenses or other amounts payable pursuant to the terms of such agreements, statements, letters or other documents shall be for the account of Borrower and its Subsidiaries (if any) party thereto; (E) Borrower agrees that any out-of-pocket expenses incurred by the Administrative Agent or any Lender in connection with any such advisor and related meetings shall be subject to reimbursement pursuant to Section 10.2; and (F) Borrower and its Subsidiaries will perform and observe all of its covenants and obligations contained in each management services agreement, statement of work, engagement letter or other similar document entered into with such Designated Advisor.

5.8 Compliance with Contractual Obligations and Laws. Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with the requirements of all Contractual Obligations and all applicable laws, rules, regulations and orders of any Governmental Authority, in each case, in all material respects.

5.9 Environmental Compliance.  Each Credit Party will, and will cause each of its Subsidiaries to, use and operate all of its Facilities in compliance with all Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any Environmental Laws, and handle all Hazardous Materials in compliance with all Environmental Laws in all material respects.

5.10 Subsidiaries.  (i) in the event that any Person becomes a Domestic Subsidiary of Borrower, the Credit Parties shall (A) concurrently with such Person becoming a Domestic Subsidiary (or such later date as Administrative Agent may agree in writing in its sole discretion, which writing may be by email) cause such Subsidiary to become a Guarantor hereunder, an Obligor and a Payee under the Master Intercompany Note, and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Pledge Supplement (as defined in the Pledge and Security Agreement) and a Counterpart Agreement, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements, and certificates reasonably required by Agents; and (ii) in the event that any Person becomes a Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) of Borrower, the Credit Parties shall (A) concurrently with such Person becoming a Foreign Subsidiary (or such later date as Administrative Agent may agree in writing in its sole discretion, which writing may be by email), cause such Subsidiary to become a Guarantor hereunder, an Obligor and a Payee under the Master Intercompany Note, and a Grantor under the Pledge and Security Agreement, and in the case of a Foreign Subsidiary, execute and deliver, or cause such Subsidiary to execute and deliver, to Administrative Agent and/or Collateral Agent, as applicable, such Foreign Collateral Documents with respect to the Capital Stock of such Subsidiary and/or the Collateral owned by such Subsidiary, in each case, as requested by Administrative Agent, and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements, and certificates as are reasonably required by Agents; provided that no Foreign Subsidiary shall have any Domestic Subsidiaries; provided, further, in the event that any Subsidiary of Borrower (including an Immaterial Foreign Subsidiary) that is not a Credit Party under the Credit Documents becomes or is required pursuant to the DOE Loan Documents to become a co-borrower or guarantor with respect to the DOE Obligations, the Credit Parties and such Subsidiary shall, as the case may be, take all applicable actions set forth in the foregoing clauses (i) and (ii). With respect to each such Subsidiary, the Credit Parties shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; provided, further, that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

5.11 Real Estate Assets.  In the event that any Credit Party has or acquires a Real Estate Asset and such interest has not otherwise been made subject to the First Priority Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, within forty-five (45) days (or such later date as may be agreed by Administrative Agent in its sole discretion) of the request or acquisition of any Real Estate Asset, as applicable, shall take all such actions and execute and deliver, or cause to be executed and delivered, the applicable Mortgage Deliverables with respect to each such Real Estate Asset or applicable leasehold mortgage, subordination, pledge and/or estoppel with respect to each such leased Real Estate Asset, in each case that Collateral Agent may request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Real Estate Assets, including all documents and other obligations required by Section 5.12(c). In addition to the foregoing, Borrower shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets of a Credit Party with respect to which Collateral Agent has been granted a Lien.

5.12 Further Assurances.

(a) At any time or from time to time upon the request of Administrative Agent or Collateral Agent, each Credit Party will, at the expense of the Credit Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to (i) cause the Credit Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties’ security interest in all Collateral; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Credit Documents; and (iv) otherwise carry out the purposes of the Credit Documents.

(b) With respect to any assets or property acquired after the Closing Date by any Credit Party (other than any Real Estate Assets subject to Section 5.11) that constitutes “Collateral” under any of the Collateral Documents or is intended to be subject to the Liens created by any Collateral Documents but is not so subject to a Lien thereunder, but in any event, subject to the terms, conditions and limitations under the Credit Documents, (i) execute and deliver to Collateral Agent such amendments, addendums or supplements to the Pledge and Security Agreement to the extent required by the Pledge and Security Agreement to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority Lien in such assets or property and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by the Pledge and Security Agreement to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority Lien in such assets or property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by Collateral Agent.

(c) Each Credit Party shall execute and deliver, or cause to be executed and delivered, to Agent such additional documents or other instruments and shall take or cause to be taken such additional actions as Agent may require or reasonably request in writing, including any Mortgage (including any Mortgaged Lease) and other Mortgage Deliverables with respect to any Real Estate Asset of any Credit Party.

(d) In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Capital Stock of Borrower and the other direct and indirect Subsidiaries of Borrower.

5.13 Protection and Registration of Intellectual Property Rights.

(a) Each Credit Party shall: (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Administrative Agent in writing of infringements of any Credit Party’s Intellectual Property of which such Credit Party has knowledge; and (iii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

(b) Each Credit Party shall cause each of its Subsidiaries to: (i) protect, defend and maintain the validity and enforceability of such Subsidiary’s Intellectual Property; (ii) promptly advise Administrative Agent in writing of infringements of such Subsidiary’s Intellectual Property of which such Credit Party or such Subsidiary have knowledge; and (iii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Administrative Agent’s written consent.

(c) If any Credit Party or any of its Subsidiaries (i) are assigned ownership of any patent, registered trademark, registered copyright, registered mask work, or are assigned any pending application for any of the foregoing, or (ii) apply for any patent or the registration of any trademark or copyright, then the Credit Parties shall provide written notice thereof to Administrative Agent in accordance with Section 5.1(g), and each applicable Credit Party shall execute such intellectual property security agreements and other documents and take such other actions as Administrative Agent or Collateral Agent shall reasonably request to perfect and maintain a First Priority perfected security interest in favor of Collateral Agent, for the benefit of the Secured Parties, in such property.

(d) If any Credit Party or any of its Subsidiaries (i) are assigned ownership of any Registered IP, or (ii) apply for Registered IP, then the Credit Parties shall provide written notice thereof to Administrative Agent in accordance with Section 5.1(g), and each applicable Credit Party shall execute such intellectual property security agreements and other documents and take such other actions as Administrative Agent or Collateral Agent shall reasonably request to perfect and maintain a First Priority perfected security interest in favor of Collateral Agent, for the benefit of the Secured Parties, in such property. Each Credit Party will diligently prosecute any pending application included in any Registered IP that is material to such Credit Party’s business.

(e) Each Credit Party will ensure that the software owned by such Credit Party and licensed (including as a service) or distributed by such Credit Party to other Persons is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, or GNU Affero General Public License) that would require or condition the use or distribution of such software, on the disclosure, licensing, or distribution of a material portion of any source code of the proprietary software.

(f) Each Credit Party will take reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all trade secrets owned by the Credit Party.

(g) Borrower shall provide written notice to Administrative Agent on the Compliance Certificate next delivered after Borrower or any Subsidiary enters into or becomes bound by any Restricted License. If requested by Administrative Agent, each Credit Party shall use best efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lenders’ and Collateral Agent’s rights and remedies under this Agreement and the other Credit Documents.

5.14 Anti-Corruption and Anti-Bribery Laws; Sanctions; Anti-Money Laundering Laws.

(a) No Credit Party shall directly or knowingly indirectly use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds, to any Subsidiary, agent joint venture partner, or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption and Anti-Bribery Laws or Anti-Money Laundering Laws, or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Sanctions applicable to any party to this Agreement, or in any manner that would result in the violation of any Sanctions applicable to any party hereto or other Person participating in a Loan, whether as arranger, advisor, investor or otherwise. No Credit Party shall repay any amount due under this Agreement or other Credit Document from funds which have been generated by activities or business conducted with any Sanctioned Person or in any Sanctioned Country or from activities that are in violation of Sanctions.

(b) Each Credit Party shall maintain in effect policies and procedures designed to ensure compliance by such Credit Party and its directors, officers, employees and agents with Anti-Corruption and Anti-Bribery Laws, Sanctions and Anti-Money Laundering Laws.

(c) The Credit Parties will (a) notify Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the request of Administrative Agent or any Lender, provide Administrative Agent or such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.

5.15 General Business Covenants; Controlled Accounts.

(a) The Credit Parties and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including with respect to Controlled Accounts and Project Accounts. Borrower and its Subsidiaries shall (i) instruct each Person remitting cash to or for the account of Borrower or such Subsidiary to deposit such Cash to a Controlled Account and (ii) remit any amounts received by it or received by third parties on its behalf to a Controlled Account, in each case, except as otherwise expressly required by the DOE Guarantee Agreement or the DOE Accounts Agreement.

(b) Subject to the terms of the Intercreditor Agreement, each Credit Party shall at all times cause each Deposit Account and each Securities Account established or maintained by such Credit Party to be a Controlled Account within ten (10) Business Days (or such later date as may be agreed to by Administrative Agent in its sole discretion) of opening (or acquisition) of any such Deposit Account or Securities Account, in each case, other than the DOE Funding Account so long as (and solely to the extent that) the DOE Funding Account does not constitute “Shared Collateral” under the Intercreditor Agreement.

(c) Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

5.16 Privacy and Data Security. Each Credit Party will (a) comply with all Privacy and Data Security Requirements; (b) employ commercially reasonable security measures that comply in all material respects with all Privacy and Data Security Requirements to protect Personal Data within its custody or control and require the same of all vendors that Process Personal Data on its behalf; and (c) promptly, but in any event within five (5) Business Days, notify Administrative Agent in writing if any Authorized Officer obtains knowledge of (i) any claim of violation by any Credit Party or its Subsidiaries of Privacy and Data Security Requirements or (ii) any reportable incidents of data security breaches, intrusions, or unauthorized access, use, or compromise of Personal Data within its custody or control.

5.17 Post-Closing Matters.  The Credit Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s sole satisfaction:

(a) the items set forth on Schedule 5.17, on or before the date specified for such item or such later date determined by Administrative Agent in its sole discretion; and

(b) not later than concurrently upon delivery of the same to the DOE or DOE Collateral Agent, as applicable, (i) a fully executed copy of the Mortgaged Lease with respect to the Turtle Creek Facility (together with related Mortgage Deliverables), (ii) a fully executed copy of each Direct Agreement, and (iii) a fully executed copy of each Project IP Agreement, each in favor of, and in form and substance satisfactory to, the Collateral Agent.

5.18 Production Tax Credits.

(a) Borrower and its Subsidiaries shall comply with all laws, rules, regulations and orders of any Governmental Authority necessary or advisable to ensure eligibility to claim and/or monetize all Production Tax Credits that could be available to Borrower and/or such Subsidiary.

(b) Borrower and its Subsidiaries shall, on timely basis, take all actions advisable or necessary under all applicable laws, rules, regulations and orders of any Governmental Authority to ensure eligibility to claim and/or monetize all Production Tax Credits that could be available to Borrower and/or such Subsidiary. Borrower and its Subsidiaries shall refrain from taking any action that could cause Borrower or such Subsidiary to not qualify for any claim or monetization of Production Tax Credits or lessen the amount available to Borrower or such Subsidiary for any Production Tax Credits.

5.19 Material Contracts.  Borrower and its Subsidiaries will (a) perform and observe all of its material covenants and obligations contained in each of the Material Contracts, (b) take all reasonable and necessary action to prevent the termination or cancellation of any Material Contract (except for the expiration of any Material Contract in accordance with its terms and not as a result of a breach or default thereunder) and (c) upon the written request of any Agent, each Credit Party shall promptly (and in any event within five (5) Business Days of such request or such later time agreed to by such Agent in its sole discretion), use its commercially reasonable efforts to cause the delivery to the Collateral Agent of a Material Contract Estoppel with respect to each Specified Material Contract designated by such Agent from time to time from each Person that is a party to such Specified Material Contract.

5.20 Additional Equity Interests.  Promptly, and in any event within five (5) Business Days of the failure to achieve any milestone set forth in the Milestone Schedule resulting in an adjustment to the Applicable Percentage, Borrower shall issue such additional Equity Instruments as are necessary to satisfy the Equity Instruments Coverage Condition after giving effect to such adjustment; provided, that, notwithstanding anything to the contrary herein, in the case of a failure to achieve Sales Milestone 4 by July 31, 2025, the Equity Instruments Coverage Condition shall be deemed to be satisfied by the Borrower’s issuance of Equity Instruments convertible into a Fully Diluted Ownership of Borrower equal to 1% (in the case of a failure to achieve both components of Sales Milestone 4) or 0.5% (in the case of a failure to achieve only one of the two components of Sales Milestone 4) of the Fully Diluted Ownership of Borrower as of July 31, 2025.

5.21 Adverse Proceedings; Defense of Claims.  Borrower shall provide Administrative Agent with rights to review, with appropriate restrictions to protect waiver of any relevant privileges, including any attorney client privilege, controlled by Borrower, drafts of any submissions that any Credit Party has prepared for filing in any court or with any regulatory body in connection with proceedings to which any Credit Party is or is seeking to become a party.

5.22 Event of Loss.  If any Event of Loss shall occur with respect to the Project or any part thereof, Borrower shall promptly deliver notice thereof to Agent and:

(a) diligently pursue all of its rights to compensation against all relevant insurers, reinsurers and Governmental Authorities, as applicable, in respect of such event;

(b) except with the prior written consent of Administrative Agent, not compromise or settle any claim with respect to such Event of Loss; provided that Administrative Agent’s prior written consent shall not be required to compromise or settle any such claim that (i) involves an amount less than or equal to Two Million Dollars ($2,000,000) for such claim before completion of Line 3 (as defined in the DOE Guarantee Agreement), (ii) involves an amount less than or equal to Ten Million Dollars ($10,000,000) for such claim after completion of Line 3; or (iii) does not relate to the production of Z3 battery modules; and

(c) pay or apply the Net Cash Proceeds of all Loss Proceeds stemming from such event in accordance with Section 2.10(b).

6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, each of the covenants in this Section 6.

6.1 Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) unsecured intercompany Indebtedness permitted pursuant to Section 6.7(c); provided that (i) all such Indebtedness shall be evidenced by the Master Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement and (ii) all such Indebtedness owed by a Credit Party shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Master Intercompany Note;

(c) Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification obligations in connection with permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries permitted under this Agreement, or from surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements incurred in the ordinary course of its business;

(d) Indebtedness which may be deemed to exist pursuant to any worker’s compensation claims, health, disability or other employee benefits, guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(f) Indebtedness existing on the Closing Date and described on Schedule 6.1 and extensions, refinancing or replacements thereof; provided that (i) such extension, refinancing or replacement does not increase the principal amount of such Indebtedness (except in an amount equal to any reasonable prepayment premiums, fees, expenses or any other similar amounts that are customarily payable in respect of such Indebtedness), (ii) such extension, refinancing or replacement does not increase the interest rate of such Indebtedness, (iii) extensions, refinancing or replacement is unsecured, (iv) no Credit Party or any Subsidiary that is not originally obligated with respect to repayment of the corresponding Indebtedness is obligated with respect to such extension, refinancing or replacement, (v) such extension, refinancing or replacement does not result in a shortening of the average weighted maturity of the corresponding Indebtedness, and (vi) the terms of such extension, refinancing or replacement other than reasonable and customary fees are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of the corresponding Indebtedness; provided, further, notwithstanding the foregoing, (x) no extension, refinancing or replacement of such Indebtedness shall be permitted if such extension, refinancing or replacement could reasonably be expected to be adverse to the interests of Administrative Agent or any Lender without prior written consent of Administrative Agent or any Lender and (y) with respect to the Atlas Side Letter, any extension, refinancing or replacement thereof shall be in accordance with Section 6.18(e);

(g) Indebtedness of Borrower or any of its Subsidiaries in connection with any automated clearinghouse transfer of funds in the ordinary course of business;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly extinguished;

(i) Indebtedness incurred under the DOE Loan Documents and extensions, refinancing or replacements thereof as permitted by the Intercreditor Agreement;

(j) Indebtedness consisting of a Permitted Tax Credit Transaction;

(k) Hedging Transactions entered into pursuant to a Permitted Hedging Agreement;

(l) Indebtedness evidenced by letters of credit with an aggregate amount at any time outstanding not to exceed Four Million Dollars ($4,000,000); and

(m) Indebtedness under Capital Leases and purchase money obligations to finance the acquisition, construction or improvement of any fixed or capital assets not to exceed, in the aggregate at any time outstanding, Two Hundred Fifty Thousand Dollars ($250,000);

(n) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services not to exceed, in the aggregate at any time outstanding, Five Hundred Thousand Dollars ($500,000);

(o) other unsecured Indebtedness incurred for general corporate purposes not to exceed, in the aggregate at any time outstanding, One Million Dollars ($1,000,000);

(p) Specified Refinancing Indebtedness; and

(q) Indebtedness under the Additional Convertible Notes.

Notwithstanding the foregoing or anything to the contrary herein, no Indebtedness of Borrower or any Subsidiary shall at any time contain any financial covenant or other maintenance covenant.

6.2 Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement with respect to any such property, asset, income or profits under the UCC of any state except the following (collectively, the “Permitted Liens”):

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for any Tax, assessment or other governmental charge that is not yet due or is being diligently contested in accordance with the Permitted Contest Conditions (as defined in the DOE Guarantee Agreement) and by appropriate proceedings timely instituted, so long as: (i) such tax, assessment or other governmental charge is not more than sixty (60) days delinquent; and (ii) a bond, adequate reserves or other security acceptable to Administrative Agent has been posted or provided in such manner and amount as to assure Administrative Agent that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as (x) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (y) the aggregate amount secured by such Liens does not exceed Five Hundred Thousand Dollars ($500,000);

(e) leases, subleases, easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, and similar encumbrances affecting real property, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries and that, in the aggregate, do not materially detract from the value of the real property subject thereto;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any Cash earnest money deposits made by any Credit Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as Liens are not more than sixty (60) days delinquent;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive licenses of Intellectual Property rights granted by any Credit Party or any of its Subsidiaries in the ordinary course of business;

(l) Liens in existence on the Closing Date described on Schedule 6.2;

(m) Liens of a collection bank arising by operation of law under Section 4-208 of the Uniform Commercial Code on items in the course of collection;

(n) Liens constituting customary contractual rights of set-off in favor of banks or other deposit-taking financial institutions encumbering deposits in connection with the establishment of Deposit Accounts in the ordinary course of business (and which are within the general practices customary in the banking industry) and not given in connection with the issuance of Indebtedness;

(o) Liens securing judgments that do not constitute a Default or Event of Default under Section 8.1(h); and

(p) Liens securing Indebtedness permitted pursuant to Section 6.1(e) (so long as such Liens are limited to deposit accounts held by such bank or financial institution), Section 6.1(g) (so long as such Liens are limited to deposit accounts held by such bank or financial institution), Section 6.1(h) (so long as such Liens are limited to deposit accounts held by such bank or financial institution), Section 6.1(i) (so long as such Liens are subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent in its sole discretion), Section 6.1(j) (so long as such Liens are limited to the Production Tax Credits sold or monetized in connection with such Permitted Tax Credit Transaction), Section 6.1(k) (so long as such Liens are limited to cash collateral and not in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate), Section 6.1(l) (so long as such Liens are limited to cash collateral and not in excess of one hundred and five percent (105%) of the face amount of such letters of credit) or Section 6.1(m) (so long as such Liens are solely secured by assets financed thereby).

6.3 Capital Expenditures.  No Credit Party shall make Capital Expenditures in any month (taken together with all other Capital Expenditures made for the period from and including June 1, 2024 through the end of such month), in excess of: (x) until the Lines 3 and 4 Commencement Date, the amounts set forth in Appendix C-1 and (y) after the Lines 3 and 4 Commencement Date, the amounts set forth in Appendix C-2 (collectively, the “CapEx Required Amount”).

6.4 No Further Negative Pledges.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to:

(a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section (b);

(b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

(c) this Agreement and the other Credit Documents;

(d) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted pursuant to Section 6.7, so long as such restriction applies only to such joint venture; and

(e) restrictions in the DOE Loan Documents or any Permitted Tax Credit Transaction Documents.

6.5 Restricted Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) Borrower or any Subsidiary may make Restricted Payments pursuant to the terms of the Equity Instruments;

(b) any Subsidiary of Borrower may declare and pay dividends or make other distributions to Borrower or any Guarantor, and Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock (other than Disqualified Capital Stock);

(c) Borrower may convert any of its convertible securities into other securities (other than Disqualified Capital Stock) pursuant to the terms of such convertible securities or otherwise in exchange thereof; provided that no payment of any other consideration (including with limitation any Cash or Cash Equivalents) is made in connection therewith;

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, Borrower may make cash interest payments pursuant to the terms of the Koch Convertible Notes solely to the extent expressly permitted by Section 6.20;

(e) so long as no Event of Default shall have occurred and be continuing, Borrower may make the Specified Deferred Payments pursuant to the Atlas Side Letter solely to the extent expressly permitted by Section 6.20;

(f) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, Borrower may refinance, extend or replace any of the Convertible Notes consistent with the terms of Section 6.1(f); and

(g) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, Borrower shall be permitted to make scheduled payments of principal and interest pursuant to the terms of, and payments of cash in lieu of fractional shares upon conversion of, any Specified Refinancing Indebtedness or any Additional Convertible Notes.

If any Credit Party receives a Restricted Payment from any Subsidiary or other Credit Party to which it is not entitled because such Restricted Payment was not made in accordance with this Section 6.5, then such Credit Party shall hold such Restricted Payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same to Administrative Agent (or otherwise as Administrative Agent may direct), subject to the Intercreditor Agreement, upon written demand therefor by Administrative Agent.

6.6 Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock expressly permitted under this Agreement and (iii) restrictions in the DOE Loan Documents or any Permitted Tax Credit Transaction Documents.

6.7 Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments owned by any Credit Party or any of its Subsidiaries on the Closing Date and described on Schedule 6.7;

(c) Investments made after the Closing Date by a Credit Party in any of its wholly-owned Domestic Subsidiaries that are Guarantors or in Borrower;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Credit Parties and their Subsidiaries;

(e) Investments made by a Credit Party in Eos Energy Storage India Private Limited or Eos Energy Storage S.R.L. to fund operating expenses incurred in the ordinary course of business, provided that such Investments shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any calendar year; and

(f) ordinary course trade credit extended by the Credit Parties or their Subsidiaries to their respective customers in connection with the sale of inventory in the ordinary course of business.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any (i) Restricted Payment not otherwise permitted under the terms of Section 6.5 or (ii) any material deviation from the CapEx Budget.

6.8 Financial Covenants.

(a) Minimum Consolidated EBITDA. Borrower shall not permit Consolidated EBITDA, as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended, beginning with the Fiscal Quarter ending March 31, 2027, to be less than: (x) for each such four Fiscal Quarter period ended on or prior to the Lines 3 and 4 Commencement Date, the “Minimum Consolidated EBITDA” amount specified for such four Fiscal Quarter period on Appendix D-1 hereto and (y) for each such four Fiscal Quarter period ended thereafter, the “Minimum Consolidated EBITDA” amount specified for such four Fiscal Quarter period on Appendix D-2 hereto; provided, that the “Minimum Consolidated EBITDA” amount for the Fiscal Quarters ending March 31, 2027, June 30, 2027 and September 30, 2027, shall be tested on the basis of the one Fiscal Quarter period then ended, the two Fiscal Quarter period then ended and the three Fiscal Quarter period then ended, respectively.

(b) Minimum Consolidated Revenue. Borrower shall not permit Consolidated Revenue, as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended, beginning with the Fiscal Quarter ending March 31, 2027, to be less than: (x) for each such four Fiscal Quarter period ended on or prior to the Lines 3 and 4 Commencement Date, the “Minimum Consolidated Revenue” amount specified for such four Fiscal Quarter period on Appendix E-1 hereto and (y) for each such four Fiscal Quarter period ended thereafter, the “Minimum Consolidated Revenue” amount specified for such four Fiscal Quarter period on Appendix E-2 hereto; provided, that the “Minimum Consolidated Revenue” amount for the Fiscal Quarters ending March 31, 2027, June 30, 2027 and September 30, 2027, shall be tested on the basis of one Fiscal Quarter period then ended, the two Fiscal Quarter period then ended and the three Fiscal Quarter period then ended, respectively.

(c) Minimum Liquidity. Prior to the Liquidity Trigger Date, Borrower shall not permit Liquidity at any time to be less than Five Million Dollars ($5,000,000). Commencing on the Liquidity Trigger Date, Borrower shall not permit Liquidity at any time to be less than Fifteen Million Dollars ($15,000,000).

(d) Remediation Plan. In the event of any failure to comply with the financial covenants set out in this Section 6.8, then, Borrower shall:

(i) deliver a remediation plan within thirty (30) days from the occurrence of such event, in form and substance satisfactory to the Administrative Agent, setting forth proposed steps to be taken by the Credit Parties;

(ii)  to address such event in a manner acceptable to the Administrative Agent and periodically thereafter, deliver reports setting out the Borrower's execution of the remediation plan and compliance with the terms thereof; and

(iii) make relevant representatives and outside advisors available to meet and confer with the Administrative Agent, and its other outside advisors (including legal and financial advisors) on the contents of the remediation plan.

The delivery and/or the Administrative Agent’s acceptance, of any remediation plan submitted pursuant to this Section 6.8 shall not constitute a waiver of any Default or Event of Default.

6.9 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or plan of division, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), or license or sub-license (as licensor or sub-licensor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided that in the case of such a merger, Borrower or such Guarantor (to the extent Borrower is not a party to such transaction) shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) [reserved];

(d) any disposition of any equipment or property of Borrower that is (i) obsolete, (ii) no longer used or useful in the operation of the Project or (iii) replaced by other equipment of equal value and utility; provided, that in each case: (A) such dispositions are valued at not more than Three Million Dollars ($3,000,000) on an aggregate basis in any twelve (12) month period; (B) Borrower has received consideration in an amount equal to the value that would have been obtained in an arm's length transaction with an unaffiliated third party (unless such assets have only scrap value); and (C) the proceeds thereof are applied in accordance with Section 2.10(a);

(e) Investments made in accordance with Section 6.7 and, to the extent constituting an Asset Sale or disposition, Restricted Payments pursuant to Section 6.5;

(f) dispositions of Cash Equivalents for Cash or other Cash Equivalents in the ordinary course of business, in each case, solely to the extent such dispositions are in accordance with the CapEx Budget;

(g) granting of non-exclusive licenses (as licensor or sub-licensor) of Intellectual Property, in each case, in the ordinary course of business of Borrower and its Subsidiaries;

(h) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(i) dispositions solely between or among Credit Parties; and

(j) dispositions consisting solely of Permitted Tax Credit Transactions.

6.10 Disposal of Subsidiary Interests. Except for the Liens granted to Collateral Agent pursuant to the Credit Documents or as otherwise permitted pursuant to Section (b), no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law.

6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of any Credit Party (each such transaction, an “Affiliate Transaction”); provided that the Credit Parties and their Subsidiaries may enter into or permit to exist any such Affiliate Transaction if (a) the terms of such transaction are not less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not such a holder or Affiliate and such transaction is in the ordinary course of business, (b) such transaction is between or among Credit Parties, (c) such transaction is a Restricted Payment permitted by Section 6.5(a) hereunder, (d) [reserved], or (e) such transaction is listed on Schedule 6.12 attached hereto. Borrower shall promptly disclose in writing each transaction with any Affiliate of Borrower or any of its Subsidiaries or with any Affiliates or of any such holder to Administrative Agent. For the avoidance of doubt, this Section 6.12 shall not apply to any transaction or matter among any Credit Party and the Permitted Holder.

6.13 Conduct of Business; Non-Wholly-Owned Subsidiaries. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and (ii) such other lines of business as may be consented to by Administrative Agent and Requisite Lenders. No Credit Party shall own, acquire, form, create, or incorporate any non-wholly-owned Subsidiary, except in the case of any Foreign Subsidiary to qualify directors if required by applicable law.

6.14 Uncertificated Securities. Each Credit Party shall not allow any Collateral consisting of uncertificated securities to be certificated without Collateral Agent’s prior written consent.

6.15 Use of Proceeds. Borrower shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any Loan in a manner that would violate Section 2.3 or 5.14.

6.16 Fiscal Year, Accounting Policies. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change (i) its Fiscal Year end from December 31, (ii) its accounting policies from those in effect on the Closing Date or (iii) any tax election in a manner that could reasonably be expected to have an adverse effect on eligibility to claim Production Tax Credits or on the timing or amount of depreciation allowances.

6.17 Deposit Accounts, Securities Accounts and Commodities Accounts. No Credit Party shall:

(a) establish or maintain a Deposit Account or Securities Account that is not a Controlled Account (other than the DOE Funding Account so long as (and solely to the extent that) the DOE Funding Account does not constitute “Shared Collateral” under the Intercreditor Agreement);

(b) deposit any Cash (including, without limitation, Net Cash Proceeds and other proceeds of Collateral) in a Deposit Account which is not a Controlled Account; or

(c) establish or maintain a commodities account other than in connection with Hedging Transactions permitted under Section 6.1.

6.18 Amendments to Certain Documents. No Credit Party shall:

(a) agree to any amendment, restatement, supplement, waiver, termination or other modification to any provision of any Credit Party’s Organizational Documents (whether by merger or otherwise) (other than any amendment to the Organizational Documents of Borrower in connection with creation or issuance of any Equity Instruments, as long as such amendment is not adverse to the interests of any Agent or Lender);

(b) agree to any amendment, restatement, supplement, waiver, termination or other modification of any Convertible Notes (other than, for the avoidance of doubt, the termination of any Convertible Notes in connection with the Specified Refinancing Transaction or as permitted by Section 6.20(a)(viii)), the Trinity Indebtedness, or any Subordinated Indebtedness except (in the case of Subordinated Indebtedness) to the extent permitted by the applicable (if any) intercreditor or subordination provisions;

(c) agree to any amendment, restatement, supplement, waiver, termination or other modification of any Specified Material Contract, including, Permitted Tax Credit Transaction Documents, if the effect of such amendment, restatement, supplement, waiver, termination or other modification could reasonably be expected to be adverse in any material respect to the interests of Administrative Agent or any Lender without prior written consent of Administrative Agent or any Lender;

(d) agree to any amendment, restatement, supplement, waiver, termination or other modification of the DOE Loan Documents to the extent prohibited by the Intercreditor Agreement; or

(e) agree to any amendment, restatement, supplement, waiver, termination or other modification of the Atlas Side Letter without the prior written consent from Administrative Agent.

6.19 Intellectual Property. Notwithstanding anything herein to the contrary, no Intellectual Property (nor any Capital Stock of any Subsidiary of Borrower that owns or has an exclusive license to Intellectual Property) may be transferred from, or disposed of or contributed by, or exclusively licensed by (in any such case, whether in connection with an Asset Sale, Investment, Restricted Payment or otherwise) Borrower or any of its Subsidiaries to any Person that is not a Credit Party without prior written consent from Administrative Agent.

6.20 Certain Payments.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations (to the extent permitted hereunder), (ii) ordinary course Indebtedness consisting of credit card debt or netting, overdraft, and other cash management obligations, in each case, to the extent permitted to be incurred under Section 6.1, (iii) intercompany Indebtedness permitted to be incurred under Section 6.1(b), (iv) so long as no Event of Default shall have occurred and be continuing, the Specified Deferred Payments pursuant to the Atlas Side Letter, (v) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and so long as Borrower shall have Consolidated EBITDA for the most recent four Fiscal Quarter period for which Borrower shall have delivered financial statements pursuant to Section 5.1(a) or (b) of not less than zero ($0) (as demonstrated by the Compliance Certificate delivered in connection therewith), Borrower may elect to pay interest under the Koch Convertible Notes in cash in accordance with the terms thereof, (vi) so long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, Borrower may redeem, repay or repurchase the Koch Convertible Notes in an amount not to exceed 100% of the principal amount thereof plus accrued and unpaid interest, in each case, solely with the (A) net cash proceeds received by Borrower from a substantially concurrent issuance and sale of Borrower’s common stock (subject to the anti-dilution protection set forth in Section 3 of the Warrant (other than Section 3.4 thereof) and Section 9 of each Certificate of Designation (other than Section 9.4 thereof)) and/or (B) the Net Cash Proceeds received from, and Specified Refinancing Indebtedness issued in connection with, a Specified Refinancing Transaction, (vii) the DOE Obligations to the extent not prohibited by the Intercreditor Agreement, and (viii) the 6.75% Notes, provided such repurchase shall be funded solely with (A) Capital Stock of the Borrower and (B) up to $200,000,000 of the proceeds of the Additional Convertible Notes, to the extent applied in repayment of the 6.75% Notes substantially concurrently upon receipt of such proceeds.

(b) Notwithstanding the foregoing or anything to the contrary herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any payment of any consent fee or payment of a similar nature to any holder (or any of its Affiliates) of any Indebtedness in connection with any consent, amendment, waiver or other modification of any kind in respect of such Indebtedness (except as otherwise expressly permitted by this Agreement).

6.21 No Plan Assets; ERISA. No Credit Party shall hold Plan Assets. No Credit Party nor any ERISA Affiliate shall maintain, contribute to, or incur any liability or obligation (whether contingent or otherwise) with respect to any (i) Pension Plan, or a (ii) Multiemployer Plan.

6.22 Permitted Activities of Intermediate Holdco. Intermediate Holdco shall not (a) incur, directly or indirectly, any Indebtedness whatsoever other than (i) the Indebtedness under this Agreement and the other Credit Documents and (ii) to the extent constituting Indebtedness, any obligations arising under any DOE Loan Documents or any Permitted Tax Credit Transaction Documents, (b) own or acquire any material assets (other than the Capital Stock of its Subsidiaries, any assets incidental thereto, Cash and Cash Equivalents), (c) engage in any material operations or business (other than activities incidental to being a holding company or necessary to maintain its legal existence (including the ability to incur fees, costs and expenses related to such maintenance)), (d) cease to directly own all of the Capital Stock of its Subsidiaries as of the Closing Date or (e) notwithstanding anything to the contrary in this Agreement, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any other Person.

6.23 No Planned Group Employee Terminations. No Credit Party shall, nor shall it permit any of its Subsidiaries to implement any mass layoffs, plant closings, or any other planned group terminations of such entity’s employees, regardless of whether such actions trigger any notice obligations to such employees under the federal or any state WARN Act, or otherwise under any employment agreement.

6.24 Permitted Issuances of Capital Stock. Prior to June 21, 2025, Borrower shall not issue any shares of Capital Stock other than (i) the Equity Instruments (including any Capital Stock or other Equity Instruments issuable upon exercise or conversion thereof), (ii) shares of Capital Stock issued in connection with a Specified Refinancing Transaction and (iii) the issuance of shares of Capital Stock, options or other equity awards to employees, officers, directors or consultants of Borrower pursuant to any stock, equity or option plan or agreement duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors of Borrower or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to Borrower.

7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash in Dollars, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of a Default or an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Default or Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed in connection therewith, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, Securities Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under any of the Credit Documents relating to the Guaranteed Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than contingent indemnity Obligations for which no claim has been asserted) shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent indemnity Obligations for which no claim has been asserted) shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnity Obligations for which no claim has been asserted) shall not have been finally and indefeasibly paid in full in Cash and the Commitments shall not have been terminated, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full in Cash and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Borrower. Any Loans may be made to Borrower or continued from time to time may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent (for the benefit of Beneficiaries), or allow the claim of Administrative Agent (for the benefit of Beneficiaries) in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold, transferred or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur (each, an “Event of Default”):

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any amount of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when required to be paid hereunder, any Administrative Agent Advance, or (iii) any interest payable in cash on any Obligation or any fee or any other amount under any Credit Document (other than any amount of principal of any Loan or any Administrative Agent Advance) when due or, in the case of cash interest, within three (3) Business Days after the date due;

(b) Default Under Other Agreements. (i) Failure of any Credit Party or any of its Subsidiaries to pay when due (after giving effect to any applicable grace or cure period) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Material Indebtedness or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other term of, or the occurrence of any other event under, (1) one or more items of Material Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace or cure period, if any, provided therefor, if the effect of such breach, default or other event is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), with or without the passage of time, to cause, all or any portion of such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that neither the conversion of Convertible Notes or Specified Refinancing Indebtedness in accordance with their terms, nor the occurrence of any event that allows for such a conversion, shall constitute an Event of Default under this clause (b)(ii) to the extent that (x) Borrower is expressly permitted to settle such conversions solely with the issuance of its common stock and (y) any payment of Cash or Cash Equivalents upon settlement thereof is expressly permitted by this Agreement; provided, further any transaction or series of transactions with respect to the Capital Stock of Borrower undertaken by Cerberus or any of its Affiliates that results in a “change of control” thereunder shall not give rise to an Event of Default under this clause (b) solely as a result of such “change of control”.

(c) Breach of Certain Covenants. (I) Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1 and such default shall not have been remedied or waived within three (3) Business Days after such default, provided that the cure period set forth in this clause (I) shall apply on no more than three (3) separate occasions during the term of this Agreement; or (II) failure of any Credit Party or any of its Subsidiaries to perform or comply with any term or condition contained in Sections 2.3, 5.3, 5.4(b), 5.5, 5.11, 5.14, 5.17, 5.20 or 6; provided, that, notwithstanding the foregoing, Borrower’s failure to comply with clauses (a), (b) or (c) of Section 6.8 hereof shall not constitute an Event of Default under this clause (c) unless Borrower: (x) fails to provide the remediation plan pursuant to Section 6.8(d) or (y) fails at any time to comply with any such accepted remediation plan in accordance with Section 6.8(d);

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing to any Agent or Lender pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made;

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents or any Equity Instrument, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the occurrence thereof;

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of any Credit Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged (provided that no Borrowings shall be available during the pendency of such proceedings);

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other Debtor Relief Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) the board of directors (or similar governing body) of any Credit Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f);

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company does not dispute coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days after the entry thereof (provided that no Borrowings shall be available during the pendency thereof);

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate could reasonably be expected to result in liability of any Credit Party, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) or Title IV of ERISA;

(k) Change of Control. A Change of Control shall occur;

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent (for the benefit of the Secured Parties) shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (other than in respect of assets that, individually and in the aggregate, are not material to the Credit Parties, as determined by Administrative Agent in its sole discretion), in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party or other Person shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents, (iv) any subordination agreement (or subordination provisions incorporated in any Subordinated Indebtedness) or any other intercreditor agreement, or any provisions thereof, ceases to be valid and enforceable against any holder of Indebtedness intended to be subordinated to the Obligations or secured by a Lien intended to be subordinated to the Lien of Collateral Agent or any holder of such Indebtedness shall so assert in writing, (v) the failure of any party thereto (other than any Agent or Lender) to comply in any material respect with the terms of any subordination agreement (or subordination provisions incorporated in any Subordinated Indebtedness) or any other intercreditor agreement, or (vi) without limiting the foregoing, any impairment of the first priority security interest in the Collateral, including, without limitation, the existence of Liens or security interests in the Collateral in favor of any party other than Collateral Agent or any other Secured Party than except for Permitted Liens;

(m) Material Adverse Effect. Any event, circumstance, development or change (either individually or in the aggregate) occurs that has resulted in or caused, or could reasonably be expected to result in or cause, a Material Adverse Effect;

(n) Material Contracts. (i) The termination of any Specified Material Contract (other than upon the expiration thereof in accordance with its terms); (ii) the receipt by Borrower or any of its Subsidiaries of written notice from a counterparty asserting a default by Borrower or any of its Subsidiaries under any Specified Material Contract where such alleged default, if accurate, would permit such counterparty to terminate such Specified Material Contract except for any allegation subject to a good faith dispute and such dispute remains unresolved for thirty (30) days of such allegation; or (iii) any amendment to a Specified Material Contract that is prohibited by Section 6.18;

(o) Delisting. The common stock of Borrower is no longer listed on an internationally recognized stock exchange in the United States;

(p) [Reserved].

(q) DOE Change in Law. The Borrower is required to repay the DOE Loan pursuant to Section 3.05(c)(i)(L) of the DOE Guarantee Agreement;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and any Administrative Agent Advances, and any Total Prepayment Amount in respect thereof, and (II) all other Obligations; (C) Collateral Agent may enforce any and all Liens and security interests created pursuant to the Collateral Documents; (D) Agents may exercise on behalf of themselves, the Lenders and the other Secured Parties all rights and remedies available to Administrative Agent, Collateral Agent, the Lenders and the other Secured Parties under the Credit Documents or under applicable law or in equity, and (E) Collateral Agent is hereby granted a license or right to use, license, or sublicense, without liability for royalties or any other charge, each Credit Party’s Intellectual Property, whether owned by the Credit Party or licensed to the Credit Party in preparing for the sale, advertising for sale, and selling any Collateral and otherwise exercising all rights and remediates available to the Administrative Agent, Collateral Agent, the Lenders, and the other Secured Parties.

9. AGENTS

9.1 Appointment of Agents. CCM Denali Debt Holdings, LP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes CCM Denali Debt Holdings, LP, in such capacity, to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this 9. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law but instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent and Collateral Agent, as applicable, to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms acceptable to the Administrative Agent and Collateral Agent, as applicable. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship or other implied (or express) obligations arising under agency doctrine of any applicable law in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Default or Event of Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Borrower or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, managers, members, employees or agents shall be liable to Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Credit Documents or (B) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Credit Party to perform its obligations under this Agreement or any other Credit Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall have no liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Person shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5). Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Administrative Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(c) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent shall give notice thereof to the Lenders; provided that failure to give such notice shall not result in any liability on the part of Administrative Agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any of its Subsidiaries for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that Agents and their Affiliates shall be under no obligation to provide such information to them.

9.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.6 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.7 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, and its Related Parties (each, an “Indemnitee Related Party”), to the extent that such Indemnitee Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Related Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Related Party in any way relating to or arising out of the Obligations, this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE RELATED PARTY; provided that (x) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, and (y) the unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Indemnitee Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. If any indemnity furnished to any Indemnitee Related Party for any purpose shall, in the opinion of such Indemnitee Related Party, be insufficient or become impaired, such Indemnitee Related Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Related Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.8 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Borrower, to appoint a successor Administrative Agent and Collateral Agent; provided that in no event shall any such successor Agent be a Defaulting Lender. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of Cerberus without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.9 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (A) that is the subject of a sale, transfer or other disposition of assets permitted hereby to a Person that is not Borrower or any other Credit Party, or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (B) upon termination of all Commitments and payment in full of all Obligations, or (ii) release any Guarantor from the Guaranty (x) pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, in the case of each of clause (i) and (ii), in form and substance satisfactory to Administrative Agent. Upon request by any Agent at any time, the Requisite Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) No Duty With Respect to Collateral. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall such Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) Administrative Agent Advances. Administrative Agent may (but shall not be obligated to) from time to time make such disbursements and advances (“Administrative Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations or to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.2. Administrative Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to the Loans. Administrative Agent Advances shall constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Administrative Agent Advance, which notice shall include a description of the purpose of such Administrative Agent Advance. Without limitation to its obligations pursuant to Section 9.7, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Administrative Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the rate applicable to the Loans.

(e) If Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.11(a)) that any funds (as set forth in such notice by Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.9(e) and held in trust for the benefit of Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (e) shall be conclusive, absent manifest error.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.7, 2.9, 10.2 and 10.3) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.7, 2.9, 10.2 and 10.3.

9.11 Erroneous Payments.

(a) Without limiting immediately preceding clause (e), each Lender, Secured Party or other Payment Recipient who has received funds on behalf of a Lender, Secured Party or other Payment Recipient (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.11(a).

For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.11(a) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.9(e) or on whether or not an Erroneous Payment has been made.

(b) Each Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (e).

(c) (i) In the event an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (e), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s request to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under Section 9.7 and its applicable Commitments which shall survive as to such assigning Lender, (D) Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.6 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may, in the sole discretion of Administrative Agent, be reduced by any amount specified by Administrative Agent in writing to the applicable Lender from time to time.

(d) The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Credit Party; provided that this Section 9.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the payment in full of all Obligations (or any portion thereof) under any Credit Document.

9.12 Credit Bid. Each of the Lenders hereby irrevocably authorizes Agents, on behalf of Lenders, to take any of the following actions upon the instruction of the Requisite Lenders:

(a) consent to the disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party.

Each Lender agrees that Agents are under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) above, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agents on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Agents are hereby authorized, but are not required, to estimate the amount thereof for purposes of any credit bid or purchase described above so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agents to credit bid the Obligations or purchase the Collateral in the relevant disposition. In the event that Agents, in their sole discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agents to consummate any credit bid or purchase in accordance with the above provisions, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

In connection with any such credit bid (i) Agents shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Agents shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5 of this Agreement), (iii) Agents shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive Capital Stock issued by such acquisition vehicle) as Agents may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent.

Any notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. Neither Administrative Agent nor any Lender shall incur any liability to any Credit Party in acting upon any telephonic notice that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of any Credit Party or for otherwise acting in good faith.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, Lenders and any Credit Party hereunder may be delivered or furnished by other electronic communication (including e-mail and Internet or intranet websites, including Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent in its sole discretion; provided that, notwithstanding the foregoing, in no event will notices by electronic communication be effective to any Agent or any Lender pursuant to Section 2 if any such Person has notified Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. Any Agent or Borrower may, in its sole discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of any notices by electronic communication permitted in accordance with this Agreement, unless Administrative Agent otherwise prescribes, (A) any notices and other communications permitted to be sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment, but excluding any automatic reply to such e-mail), except that, if such notice or other communication is not sent during normal business hours at the location of the recipient, then such notice or communication shall be deemed not to have been received until the opening of business on the next Business Day for the recipient, and (B) notices or communications permitted to be posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and clearly identifying an accessible website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the gross negligence or willful misconduct of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective Related Parties (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. In no event shall the Agent Affiliates have any liability to any of the Credit Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or Administrative Agent’s transmission of communications through the Platform. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.

(iv) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies. Borrower and each other Credit Party hereby agrees to identify that portion of the materials and/or information provided by or on behalf of the any Credit Party (the “Materials”) hereunder that contains any material non-public information and that (a) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, and (b) by marking Materials “PUBLIC,” Borrower and each other Credit Party shall be deemed to have authorized each Agent and the Lenders to treat such Materials as not containing any material non-public information (although it may be sensitive and proprietary) . Each Credit Party hereby acknowledges and agrees that, unless Borrower notifies Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.1(a), (b) and (c) hereunder are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by Administrative Agent and the Lenders as not containing any material non-public information.

(v) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to, jointly and severally, pay promptly (a) all reasonable costs and expenses incurred by any Agent or any Lender in connection with the negotiation, preparation and documentation of the Credit Documents (including the reasonable fees, charges and disbursements of counsel for Agents) and any consents, amendments, supplements, waivers or other modifications thereto, regardless of whether the same become effective; (b) all reasonable fees, costs, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents or in connection therewith or the transactions completed therein and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Credit Parties; (c) all reasonable fees, costs and expenses incurred by Agents in creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, costs, expenses and disbursements of counsel to each Agent or Lender in connection with the Credit Documents or the transactions contemplated therein; (d) all reasonable fees, costs and expenses for, and disbursements of, any Agent’s or any Lender’s auditors, accountants, consultants, experts, appraisers and other advisors whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by any Agent or any Lender; (e) all reasonable fees, costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by any Agent and its respective counsel) in connection with the enforcement, custody or preservation of any of the Collateral; (f) all other reasonable fees, costs and expenses incurred by any Agent or any Lender in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, supplements, waivers or other modifications thereto and the transactions contemplated thereby; (g) reasonable costs or expenses (including Taxes and insurance premiums) required to be paid by any Credit Party, under any of the Credit Documents that are paid, advanced, or incurred by any Agent, (h)  all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or any Lender (x) in connection with the enforcement, preservation or protection of its rights or remedies hereunder or under the other Credit Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or (y) in connection with any refinancing, restructuring, workout or negotiations of the credit arrangements provided under the Credit Documents (including all such costs and expenses incurred in connection with any insolvency or bankruptcy cases or proceedings); and (i) without limitation, all “Expenses” (as defined in that certain Non-Binding Proposal, dated as of May 14, 2024, by and among Borrower and Cerberus) incurred or accrued by Cerberus. All amounts due under this Section 10.2 shall be due and payable promptly upon demand.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party, jointly and severally, agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their respective Affiliates and the respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender and of each of their respective Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon or assert any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Person referred to in the immediately preceding sentence shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(c) All amounts due under this Section 10.3 shall be due and payable promptly (and in any event within thirty (30) days) following receipt by Borrower of an invoice relating thereto setting forth such expenses.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time (subject, in the case of a Lender or its Affiliates) to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender or Administrative Agent, to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender or Administrative Agent and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or Administrative Agent shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such different from the branch or office holding such deposit or obligation or such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant (other than the covenant to repay the Loans on the Maturity Date), Default or Event of Default shall constitute an extension of scheduled final maturity;

(ii) waive, reduce or postpone any scheduled repayment of principal (but not any prepayment of principal which may be waived, reduced or postponed with the consent solely of the Requisite Lenders) owed to such Lender; provided that (A) the waiver of (or amendment of the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal and (B) the waiver of any Default (other than a Default under Section 8.1(a)), Event of Default or mandatory reduction of the Commitments shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any scheduled repayment of principal;

(iii) reduce the rate of interest on any Loan (other than as provided in Section 2.5 or any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee or any premium payable hereunder;

(iv) waive or extend the time for payment of any such interest, fees or premiums (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute an extension of any time for payment of interest, fees or premiums);

(v) reduce or forgive the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of Section 2.11, Section 2.12(g), Section 2.13, this Section 10.5(b) or Section 10.5(c); provided that Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application of any portion of such prepayment which is still required to be made is not altered;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided that, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii) (A) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents, (B) subordinate the Lien of Collateral Agent on all or substantially all of the Collateral securing the Obligations to the Liens securing any other Indebtedness of the Credit Parties or subordinate any Guaranty of the Guarantors, except in each case as expressly provided in the Credit Documents as in effect on the Closing Date, (C) subordinate all or any portion of the Obligations in right of payment to any other Indebtedness, or (D) change or have the effect of changing the priority or pro rata treatment of any payment (including voluntary and mandatory prepayment), Liens, proceeds of Collateral or reductions in Commitments (including as a result, in whole or in part, of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority senior to any of the Obligations in respect of any payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), except in each case as expressly provided in the Credit Documents as in effect on the Closing Date; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Consent of Administrative Agent and Borrower. With the consent of Borrower only, Administrative Agent may amend, modify or supplement this Agreement (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and (ii) to enter into additional or supplemental Collateral Documents.

(e) Defaulting Lenders; Events of Default. Notwithstanding anything contained herein to the contrary, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) subject in all respects to Section 2.16, no amendment or waiver shall reduce the principal amount of any Loan or reduce the rate of interest on any Loan, in each case, owing to a Defaulting Lender, without the consent of such Defaulting Lender and (ii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of Borrower and Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.11, Section 2.13, Section 2.14, Section 2.15, Section 10.2 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Default or Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Default or Event of Default is waived in writing in accordance with the terms of this Section 10.5 notwithstanding (x) any attempted cure or other action taken by Borrower or any other Person subsequent to the occurrence of such Default or Event of Default or (y) any action taken or omitted to be taken by Administrative Agent or any Lender prior to or subsequent to the occurrence of such Default or Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section 10.5).

(f) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Agent, each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 10.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.6(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.6(b)(i)(A), the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent) shall not be less than $1,000,000.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned (or as otherwise permitted by Administrative Agent).

(iii) Required Consents. No consent shall be required for any assignment, except that the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire, documentation required under Section 2.15(g) and any and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable “know your customer,” Anti-Money Laundering Laws and other anti-money laundering regulations, including the Patriot Act.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or to any Credit Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.6(c), from and after the effective date specified in each Assignment Agreement (which for the avoidance of doubt shall be the date of recordation in the Register), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15 and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.6.

(c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may, at such Lender’s option, provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.5(b) and 10.5(c) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.15 subject to the requirements and limitations therein, including the requirements under Section 2.15 (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment and/or the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.7 Independence of Covenants, etc. All covenants, conditions and other terms hereunder and under the other Credit Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the obligations of each Credit Party set forth in Sections 2.14, 2.15, 5.20, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.13, 9.3(b) and 9.7 shall survive the repayment of the Loans and the termination of the Credit Documents.

10.9 No Waiver; Remedies Cumulative. No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15 Consent To Jurisdiction.

(a) ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (v) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent and Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or Lender pursuant to the requirements hereof in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, an Agent or a Lender may make (i) disclosures of such information to Affiliates or Related Parties of each Lender and Agent and to their respective current and prospective equity holders (including without limitation, partners) and Related Parties (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by (A) any pledgee referred to in Section 10.6(e), (B) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Commitments and/or Loans or any participations therein or (C) any direct or indirect investor or prospective investor in an Related Parties, (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall be instructed to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosure to any Lender’s financing sources; provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) in connection with any litigation or dispute (including with respect to the exercise of remedies) which relates to this Agreement or any other Credit Document to which any Agent or any Lender is a party or is otherwise subject and (vi) disclosures required or requested by any Governmental Authority or representative thereof (including any self-regulatory authority, such as the NAIC) purporting to have authority over such Person or its Affiliates, respective current and prospective equity holders (including without limitation, partners) and Related Parties of such Person and of such Person’s Affiliates or pursuant to legal or judicial process or other legal proceeding; provided that, unless specifically prohibited by applicable law or court order, such Agent or such Lender, as the case may be, shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agents and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Notwithstanding anything to the contrary set forth herein, each party hereto (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent or any Lender may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission; provided that Borrower shall have provided Administrative Agent a reasonable opportunity and in any event not less than three (3) Business Days to review any such disclosures and shall revise and/or redact such disclosure as Administrative Agent may request so long as such revisions and/or redactions comply with applicable law, regulation, legal process or rules.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent, for the benefit of the Lenders and Agents, as applicable, an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile, emailed .pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.20 Effectiveness; Entire Agreement; No Third Party Beneficiaries. Subject to Section 3.1, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties and their Subsidiaries, Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of Agents and Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Credit Documents. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent or Lender in any other Credit Document shall not be deemed a conflict with this Agreement.

10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

10.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.23 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Credit Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Credit Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify Administrative Agent against such loss. The term “rate of exchange” in this Section 10.23 means the spot rate at which Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

10.24 Original Issue Discount. THE LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT WITHIN THE MEANING OF SECTION 1273(a) OF THE CODE AND TREASURY REGULATIONS SECTION 1.1273-1 FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO BORROWER AT ITS ADDRESS SET FORTH IN APPENDIX B.

10.25 Electronic Execution of Assignments and Credit Documents. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement or any other Credit Document shall in each case be deemed to include electronic signatures, electronic deliveries, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that Administrative Agent or Collateral Agent may request, and upon any such request the Credit Parties shall be obligated to provide, manually executed “wet ink” signatures to any Credit Document. Without limiting the generality of the foregoing, each Credit Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the other Secured Parties and the Credit Parties, electronic images of this Agreement or any other Credit Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.

10.26 No Fiduciary Duty. Each Agent, each Lender and each of their respective Affiliates (collectively, solely for purposes of this Section 10.26, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their equity holders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its equity holders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s- length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its equity holders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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APPENDIX A

COMMITMENTS

Term Loan Commitments

Lender	Initial Commitment A	Initial Commitment B	Tranche 1 Commitment	Tranche 2 Commitment	Tranche 3 Commitment	Term Loan Commitment (Total)
CCM Denali Debt Holdings, LP	$8,400,000	$66,600,000	$30,000,000	$65,000,000	$40,500,000	$210,500,000

Revolving Loan Commitments

Lender	Revolving Commitment
CCM Denali Debt Holdings, LP	$105,000,000

APPENDIX B

NOTICE ADDRESSES

To any Credit Party:

EOS Energy Enterprises, Inc.

3920 Park Avenue

Edison, New Jersey 08820

Attention: [xxx]
E-mail: [xxx]

in each case, with a copy to (which shall not constitute notice):

Haynes and Boone LLP

30 Rockefeller Plaza

26th Floor

Attention: Alexander Grishman; Gilbert Porter

Email: alexander.grishman@haynesboone.com; gilbert.porter@haynesboone.com

Telephone: (212) 918-8965; (212) 659-4965

To Administrative Agent or Collateral Agent:

CCM Denali Debt Holdings, LP

c/o Cerberus Capital Management, L.P.

875 Third Avenue, 10th Floor

New York, NY 10022

Attention: [xxx]

Phone: [xxx]

Email: [xxx]

Attention: [xxx]

Email: [xxx]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attn: Matthew Bartus; Michael Tollini

Email: mbartus@cooley.com; mtollini@cooley.com

Telephone: (415) 693-2056; (202) 962-8380